EXHIBIT (a)(1)(A)

Offer To Purchase For Cash
All Outstanding Shares Of Common Stock
of

Celera Corporation
at
$8.00 Per Share
by
SPARK ACQUISITION CORPORATION
a wholly-owned subsidiary of

Quest Diagnostics Incorporated

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON APRIL 25, 2011 UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 17, 2011 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Quest Diagnostics Incorporated, a Delaware corporation (“Quest Diagnostics”), Spark Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Quest Diagnostics, and Celera Corporation, a Delaware corporation (“Celera”). The Merger Agreement provides, among other things, that following completion of the Offer and subject to certain conditions, the Purchaser will merge with and into Celera (the “Merger”), with Celera continuing as the surviving corporation and a wholly-owned subsidiary of Quest Diagnostics.

The Celera board of directors has, by unanimous vote of those present and voting, (a) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Celera and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the stockholders of Celera accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement.

There is no financing condition to the Offer. The Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of shares of Celera common stock, par value $0.01 per share (the “Shares”), which, together with the number of Shares (if any) then beneficially owned by Quest Diagnostics or the Purchaser or with respect to which Quest Diagnostics or the Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis (excluding from the number of tendered Shares, but not from the outstanding Shares, Shares tendered pursuant to the guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee)) and entitled to vote in the election of directors or (if a greater majority) upon the adoption of the Merger Agreement on the date Shares are accepted for payment. The Offer is also subject to the satisfaction of additional conditions set forth in this Offer to Purchase, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See Section 14—“Conditions of the Offer.”

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent, or Morgan Stanley & Co. Incorporated, the Dealer Manager, at their respective addresses and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders of Celera also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:	The Information Agent for the Offer is: D.F. King & Co., Inc. 48 Wall Street—22nd Floor New York, New York 10005 Call Collect: 212-269-5550 or Call Toll-Free: 1-800-347-4750 Email: tender@dfking.com

1585 Broadway New York, New York 10036 Call Toll-Free: 1-855-483-0952

March 28, 2011

IMPORTANT

Stockholders of Celera desiring to tender Shares must:

1.	For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•

contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

2.	For Shares that are registered in the stockholder’s name and held in book-entry form:

•

complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 2—“Acceptance for Payment and Payment for Shares”);

•	if using the Letter of Transmittal, have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•

deliver an Agent’s Message or the Letter of Transmittal, properly completed and duly executed, and any other required documents to Computershare Trust Company, N.A., the Depositary for the Offer, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

•	transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

3.	For Shares that are registered in the stockholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•	have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•

deliver the Letter of Transmittal properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase before the expiration of the Offer.

The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Depositary, is at the election and risk of the tendering stockholder.

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety.

Securities Sought:	All of the outstanding shares of common stock, par value $0.01 per share (the “Celera Common Stock” or the “Shares”), of Celera.
Offer Price Per Share:	$8.00 net to the holder thereof in cash (the “Offer Price”), without interest thereon and less any required withholding of taxes.
Scheduled Expiration of the Offer:	5:00 p.m., New York City time, on April 25, 2011.
The Purchaser:	Spark Acquisition Corporation (the “Purchaser”), a wholly-owned subsidiary of Quest Diagnostics Incorporated (“Quest Diagnostics”).
Minimum Condition:

The number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer which, together with the number of Shares (if any) then beneficially owned by Quest Diagnostics or the Purchaser or with respect to which Quest Diagnostics or the Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis (excluding from the number of tendered Shares, but not from the outstanding Shares, Shares tendered pursuant to the guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee)) and entitled to vote in the election of directors or (if a greater majority) upon the adoption of the Merger Agreement on the date the Shares are accepted for payment.

Recommendation of the Celera Board of Directors:

The Celera board of directors, by unanimous vote of those present and voting, recommended that the stockholders of Celera accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement.

Who is offering to buy my securities?

The Purchaser, a Delaware corporation, was formed for the purpose of making this Offer. The Purchaser is a wholly-owned subsidiary of Quest Diagnostics, a Delaware corporation. Quest Diagnostics is one of the world’s leading providers of diagnostic testing, information and services. Unless the context indicates otherwise, in this Offer to Purchase we use the terms “us,” “we” and “our” to refer to Spark Acquisition Corporation and, where appropriate, Quest Diagnostics. We use the term “Quest Diagnostics” to refer to Quest Diagnostics Incorporated alone, the term “Purchaser” to refer to Spark Acquisition Corporation alone and the term “Celera” to refer to Celera Corporation. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning Quest Diagnostics and the Purchaser.”

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

How much are you offering to pay? Will I have to pay any fees or commissions?

We are offering to pay $8.00 per Share, net to the holder thereof in cash, without interest and less any required withholding of taxes. If you are a stockholder of Celera who has Shares registered in your name and you tender directly to the Depositary, you will not be charged brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee or commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

Do you have the financial resources to make payment?

Yes. Quest Diagnostics, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for our acquisition of the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. Quest Diagnostics intends to obtain such funds from its cash on hand and under existing credit facilities, the proceeds of which may be used for general corporate purposes. The Offer is not conditioned upon Quest Diagnostics or us obtaining financing. See Section 12—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	we will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire any remaining Shares for the same cash price in the Merger.

See Section 12—“Source and Amount of Funds.”

What does the Celera board of directors think of the Offer?

The Celera board of directors has, by unanimous vote of those present and voting, (a) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Celera and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the stockholders of Celera accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement. A more complete description of the recommendation of the Celera board of directors is set forth in Celera’s Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to the stockholders of Celera substantially contemporaneously with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.

What is the Top-Up Option and when could it be exercised?

Celera has granted us an irrevocable option (the “Top-Up Option”), exercisable only after acceptance by the Purchaser of, and payment for, Shares tendered in the Offer, to purchase for consideration at a price per Share equal to the Offer Price up to that number of newly issued Shares (the “Top- Up Shares”) equal to the number of Shares that, when added to the number of Shares owned by us and Quest Diagnostics immediately following the consummation of the Offer, will constitute one share more than 90% of the Shares then outstanding on a fully diluted basis (after giving effect to the issuance of the Top-Up Shares but excluding from our ownership, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee). The Top-Up Option is not exercisable unless immediately after such exercise and issuance of the Top-Up Shares, Parent and Purchaser will then hold, in the aggregate, at least 90% of the issued and outstanding Shares (assuming the issuance of the Top-Up Shares). In no event shall the Top-Up Option be exercisable to the extent the number of Shares issuable upon the exercise of the Top-Up Option would exceed the number of Celera’s then authorized and unissued Shares. See Section 11(b)—“The Merger Agreement” and Section 11(g)—“Plans for Celera.”

How long do I have to decide whether to tender my Shares in the Offer?

You will have at least until the expiration of the Offer to tender your Shares in the Offer. The current expiration of the Offer is 5:00 p.m., New York City time, on April 25, 2011, unless we extend the period of time for which the initial offering period of the Offer is open. If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that:

•

We will extend the Offer for successive periods of up to twenty (20) business days each if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in Section 14—“Conditions of the Offer” are not satisfied or, where permitted by applicable law, waived by us or Quest Diagnostics.

•

We will also extend the Offer for any period required by applicable law or applicable rule, regulation, interpretation or position of the United States Securities and Exchange Commission (“SEC”) or its staff applicable to the Offer.

Notwithstanding the foregoing, we will not be required to extend the Offer for any reason beyond September 17, 2011.

Following our acceptance and payment for Shares tendered in the Offer, we will, in order to enable us to acquire 90% of the Shares then outstanding, except in the event that we exercise the Top-Up Option, provide for a subsequent offering period (and one or more extensions thereof) of not more than twenty (20) business days in the aggregate. During such subsequent offering period all Shares that are validly tendered pursuant to the Offer will be immediately accepted for payment by us and we will immediately pay for such Shares at the Offer Price.

See Section 1—“Terms of the Offer” for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Computershare Trust Company, N.A., which is the Depositary for the Offer, of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—“Terms of the Offer.”

If we elect to provide or extend any subsequent offering period, a public announcement of such period or extension will be made not later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the Offer or the date of termination of any prior subsequent offering period.

What is the “Minimum Condition” to the Offer?

We are not obligated to accept for payment or pay for any Shares in the Offer unless the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer which, together with the number of Shares (if any) then beneficially owned by Quest Diagnostics or us or with respect to which Quest Diagnostics or we otherwise have, directly or indirectly, sole voting power, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis (excluding from the number of tendered Shares, but not from the outstanding Shares, Shares tendered pursuant to the guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee)) and entitled to vote in the election of directors or (if a greater majority) upon the adoption of the Merger Agreement on the date the Shares are accepted for payment (collectively, the “Minimum Condition”).

What are the conditions to the Offer other than the Minimum Condition?

In addition to the Minimum Condition, we are not obligated to accept for payment or pay for any validly tendered Shares (subject to applicable rules and regulations of the SEC) and may delay the acceptance for payment of or the payment for any validly tendered Shares (subject to applicable rules and regulations of the SEC), if:

(a)

at or prior to the expiration of the Offer, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has not expired or been earlier terminated;

(b)	any of the following conditions has occurred and is continuing at the expiration of the Offer:

(i)

there is instituted or pending any claim, action, suit, proceeding or investigation (each, an “Action”) by or before any U.S. governmental entity or a non-U.S. governmental entity of competent jurisdiction against Quest Diagnostics, us, Celera or any subsidiary of Celera:

•	challenging the acquisition by Quest Diagnostics or us of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger;

•

seeking to prohibit or impose limitations on our ability or the ability of Quest Diagnostics, or otherwise to render Quest Diagnostics or us unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger;

•

seeking to prohibit or impose any limitations on our ability or the ability of Quest Diagnostics effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of Celera; or

•	which could otherwise have a material adverse effect on the business, assets, liabilities, results of operations or conditions of Celera and the subsidiaries of Celera (taken as a whole);

(ii)

there is any law, statute, code, ordinance, rule, regulation, requirement, regulatory interpretation, order, writ, judgment, decision, injunction, decree, stipulation, determination, ruling, subpoena, verdict, award, settlement agreement or similar agreement, arbitration award or finding by or with any U.S. governmental entity or non-U.S. governmental entity enacted, entered, enforced, promulgated or which is deemed applicable to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action is taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is, in the reasonable judgment of Quest Diagnostics and us, likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in paragraph (i) above or has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement;

(iii)

the representations and warranties of Celera set forth in the Merger Agreement as to capitalization fail to be true and correct, other than in any insignificant respect, as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be so true and correct as of such date or time);

(iv)

the representation and warranty of Celera set forth in the Merger Agreement as to there having been no Celera Material Adverse Effect (as defined in Section 14—“Conditions of the Offer”) fails to be true and correct as of the expiration date of the Offer with the same force and effect as if made on and as of such date;

(v)

all other representations and warranties of Celera set forth in the Merger Agreement (without giving effect to any references to material adverse effect or materiality qualifications) fail to be true and correct in any respect as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except where the failure of such representations and warranties of Celera to be so true and correct would not have a Celera Material Adverse Effect;

(vi)

Celera breaches or fails to perform or comply in any material respect with any other agreement or covenant to be performed or complied with by it under the Merger Agreement, and such breach or failure has not been cured;

(vii)	since March 17, 2011, a Celera Material Adverse Effect has occurred;

(viii)

we have not received a certificate of Celera, executed by the Chief Executive Officer and the Chief Financial Officer of Celera, dated as of the expiration date of the Offer, to the effect that the conditions set forth in paragraphs (iii), (iv), (v), (vi) and (vii) above have not occurred; or

(ix)	the Merger Agreement has been terminated in accordance with its terms.

See Section 14—“Conditions of the Offer” for a complete description of the conditions to the Offer.

How do I tender my Shares?

If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender your Shares to the Purchaser on your behalf before the expiration of the Offer.

If your Shares are registered in your name and held in book-entry form (i.e., no stock certificates have been issued to you):

•

complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 2—“Acceptance for Payment and Payment for Shares”);

•	if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•

deliver an Agent’s Message or the Letter of Transmittal, properly completed and duly executed, and any other required documents to the Depositary, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

•	transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

If your Shares are registered in your name and held as physical certificates (i.e., stock certificates have been issued to you):

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•	have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•

deliver the Letter of Transmittal properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase, before the expiration of the Offer.

If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, D.F. King & Co., Inc., at 212-269-5550 (call collect) or 1-800-347-4750 (toll-free), or the Dealer Manager, Morgan Stanley & Co. Incorporated at
1-855-483-0952 (toll-free) for assistance.

See Section 3—“Procedures for Accepting the Offer and Tendering Shares” for more details.

Until what time may I withdraw previously tendered Shares?

You may withdraw Shares that you have previously tendered in the Offer at any time until the Offer has expired. In addition, unless we accepted your Shares for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after May 26, 2011. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 4—“Withdrawal Rights.”

How do I withdraw previously tendered Shares?

If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by delivering a written notice of withdrawal with the required information to the Depositary before the Offer expires. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares, and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4—“Withdrawal Rights.”

Have any stockholders previously agreed to tender their Shares?

No. We have not previously entered into any agreements with any stockholders of Celera with respect to the tender of Shares into the Offer.

Are there any arrangements between Quest Diagnostics and Celera’s officers or other key employees?

Yes. On March 17, 2011, Quest Diagnostics entered into an employment agreement with Kathy Ordoñez, the current Chief Executive Officer of Celera, pursuant to which Ms. Ordoñez will serve as Senior Vice President of Quest Diagnostics, contingent upon the completion of the Merger. The agreement has a three-year term, during which Ms. Ordoñez will be entitled to an annual base salary of $500,000, an annual bonus opportunity of 60% of her annual base salary and other compensation and benefits on the same basis as other similarly situated executives of Quest Diagnostics. In exchange for a waiver of claims, including claims for payment under the Celera Executive Change in Control Plan, Ms. Ordoñez will receive a one-time cash payment of $2,286,375. Quest Diagnostics will also recommend to its Compensation Committee that Ms. Ordoñez receive a one-time grant of 20,000 shares of performance-based restricted shares of Quest Diagnostics common stock and a one-time grant of time-vesting restricted shares of Quest Diagnostics common stock equal to $450,000.

If Ms. Ordoñez’s employment is terminated due to her death or permanent disability she will be entitled to the payment of her earned and unpaid base salary accrued to the date of such termination plus an amount equal to one month’s additional base salary. If Ms. Ordoñez’s employment is terminated by Quest Diagnostics without cause, or if she resigns for good reason prior to the end of the term of the agreement, she will be entitled to receive the greater of (a) a lump sum payment of (i) her base salary for the remainder of the term of the agreement, plus (ii) 18 months of COBRA premiums or (b) the amount to which she would be entitled under the Quest Diagnostics Executive Officer Severance Plan. If Ms. Ordoñez’s payments in connection with a change in control would result in a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), she will be entitled to receive the greater of (a) the full amount due to her after taking into account any excise tax imposed under Section 4999 of the Code or (b) an amount reduced so that no portion of the payments would be subject to the excise tax. Ms. Ordoñez also entered into Quest Diagnostics’s standard restrictive covenant agreement.

Quest Diagnostics also entered into offer letters with Mr. Michael Mercer, Dr. Michael Zoccoli and Mr. Paul Arata, pursuant to which they will serve as Vice President and General Manager, Berkeley Heart Laboratory, Vice President and General Manager, Products Group, and Vice President, Human Resources and Administration, respectively, contingent upon the completion of the Merger. The terms of the offer letters are substantially similar to one another. The executives are entitled to an annual base salary ($350,000 for Mr. Mercer, $328,000 for Dr. Zoccoli and $297,000 for Mr. Arata), an annual bonus opportunity (40% of annual base salary for Mr. Mercer and Dr. Zoccoli, and 35% for Mr. Arata), and other compensation and benefits on the same basis as other similarly situated employees of Quest Diagnostics. In exchange for a waiver of claims, including claims for payment under the Celera Executive Change in Control Plan, each executive will receive a one-time cash payment equal to 67% of the payment for which they would have been eligible under the Celera Executive Change in Control Plan, and each executive will receive a one-time grant of performance-based restricted stock of Quest Diagnostics common stock equal to the value of 33% of the payment for which he would have been eligible under the Celera Executive Change in Control Plan. If any of Mr. Mercer, Dr. Zoccoli or Mr. Arata’s employment is terminated by Celera or Quest other than for cause during the period ending on December 31, 2013, the executive will receive the full residual payment of the performance-based restricted shares at the same time as other participants in the program, and payment under the Quest Diagnostics Senior Officer Severance Plan. If any executive receives payments in connection with a change in control that would result in a “parachute payment” under Section 280G of the Code, the payments will be treated in the same manner as they are for Ms. Ordoñez described above. Mr. Mercer, Dr. Zoccoli and Mr. Arata also each entered into Quest Diagnostics’s standard restrictive covenant agreement.

Will the Offer be followed by a merger?

Yes, unless the conditions to the Merger are not satisfied or waived. If we accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, and the other conditions to the Merger are satisfied or waived, the Purchaser will merge with and into Celera. If the Merger takes place, Quest Diagnostics will own all of the Shares, and all of the remaining stockholders of Celera, other than Celera, Quest Diagnostics, the Purchaser, any of their respective direct or indirect wholly-owned subsidiaries and any dissenting stockholders of Celera that properly exercise appraisal rights, will receive the Offer Price, without interest and subject to any required withholding of taxes. See the “Introduction”. See also Section 11(b)—“The Merger Agreement” and Section 14—“Conditions of the Offer” for a description of the conditions to the Merger and the Offer.

If a majority of the Shares are tendered and accepted for payment, will Celera continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, Celera will cease to be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Celera Common Stock will cease to be eligible to be traded on The NASDAQ Global Select Market (“NASDAQ”) or other securities exchanges, there may not be an active public trading market for the Celera Common Stock, and Celera may cease to be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 7—“Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares in the Offer and the Merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest being paid on such amount. Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the Delaware General Corporation Law, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you do validly exercise your appraisal rights, then you may receive the judicially determined fair value of your Shares in cash. If you decide not to tender your Shares in the Offer and we purchase the tendered Shares, but the Merger does not occur, you will remain a Celera stockholder. However, there may be so few remaining stockholders and publicly traded Shares that the Celera Common Stock may cease to be eligible to be traded on the NASDAQ or other securities exchanges and there may not be an active public trading market for the Celera Common Stock. Also, as described above, Celera may cease to be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the “Introduction” and Section 7—“Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations.”

What is the market value of my Shares as of a recent date?

The closing price for the Shares reported on the NASDAQ was $6.27 per share on March 17, 2011, the last trading day before we announced the Merger Agreement, and $8.27 per share on March 25, 2011, the last full trading day prior to the commencement of the Offer. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

How will my outstanding options, restricted stock units, performance awards and shares of restricted stock be treated in the Offer and the Merger?

Options to acquire Shares may not be tendered in the Offer. If you wish to tender Shares subject to options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received in the Offer. Under the Merger Agreement, each option to purchase Shares that is unexpired, unexercised and outstanding as of the date on which the Purchaser accepts for payment Shares tendered in the Offer (the date and time of such acceptance for payment, the “Acceptance Time”), shall vest and become exercisable. To the extent not exercised prior to the effective time of the Merger, all outstanding options will be deemed to be exercised, cancelled and converted into the right to receive an amount in cash at the effective time of the Merger or as soon as practicable thereafter, without interest thereon and less any required withholding of taxes, equal to the product of: (a) the aggregate number of Shares subject to such option, and (b) the excess, if any, of the Offer Price over the per share exercise price under such option. See Section 11(b)—“The Merger Agreement.”

In accordance with the restrictions applicable to restricted stock units, performance awards and shares of restricted stock, restricted stock units, performance awards and shares of restricted stock may not be tendered in the Offer. At the Acceptance Time, restricted stock units, performance awards and shares of restricted stock will vest and Celera shall deliver unrestricted Shares to the holder of the restricted stock units, performance awards and shares of restricted stock. Any outstanding performance share awards shall vest and be settled at target performance levels. See Section 11(b)—“The Merger Agreement.”

What are the material United States federal income tax consequences of tendering my Shares?

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. stockholder that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder’s tax basis in the Shares sold or exchanged. In general, a non-U.S. holder that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will not be subject to U.S. federal income tax in respect of such sale of Shares or receipt of cash, unless such holder has certain connections to the United States. A summary of the material United States federal income tax consequences of the Offer and the Merger is included in Section 5—“Material United States Federal Income Tax Consequences.” You should consult your tax advisor about the tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of participating in the Offer and the Merger in light of your particular circumstances. See Section 5—“Material United States Federal Income Tax Consequences” for further details.

Will I have the right to have my Shares appraised?

Appraisal rights are not available in connection with the Offer, and stockholders of Celera who tender Shares in the Offer will not have appraisal rights in connection with the Merger. If the Merger is consummated, however, each stockholder of Celera whose Shares have not been purchased by the Purchaser pursuant to the Offer, and who has not voted in favor of the adoption of the Merger Agreement, and who otherwise complies with the applicable statutory procedures under Section 262 of the Delaware General Corporation Law, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. The value so determined could be higher or lower than the price per Share paid by us pursuant to the Offer. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the Delaware General Corporation Law.

The foregoing summary of the rights of dissenting stockholders under the Delaware General Corporation Law does not purport to be a complete statement of the procedures to be followed by stockholders of Celera desiring to exercise any available appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262 of the Delaware General Corporation Law. See Section 11(e)—“Appraisal Rights.”

Who should I call if I have questions about the Offer? Where do I get additional copies of the Offer documents?

If you have any questions or need additional copies of the Offer documents, you may call D.F. King & Co., Inc., the Information Agent for the Offer, at 212-269-5550 (call collect) or at 1-800-347-4750 (toll-free). Additionally, if you have questions, you may also call Morgan Stanley & Co. Incorporated, the Dealer Manager for the Offer, at 1-855-483-0952 (toll-free). See the back cover of this Offer to Purchase.

To All Holders of Shares of Common Stock of Celera Corporation:

INTRODUCTION

Spark Acquisition Corporation, a Delaware corporation (the “Purchaser”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Celera Common Stock” or the “Shares”) of Celera Corporation, a Delaware corporation (“Celera”), at a price of $8.00 per Share (the “Offer Price”), net to the holder thereof in cash (without interest and less any required withholding of taxes), upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with this Offer to Purchase, the “Offer”). The Purchaser is a wholly-owned subsidiary of Quest Diagnostics Incorporated, a Delaware corporation (“Quest Diagnostics”). Quest Diagnostics is one of the world’s leading providers of diagnostic testing, information and services.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 17, 2011 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Quest Diagnostics, the Purchaser and Celera. Under the Merger Agreement, after the completion of the Offer and subject to specified conditions, the Purchaser will merge with and into Celera (the “Merger”), with Celera continuing as the surviving corporation and a wholly-owned subsidiary of Quest Diagnostics (the “Surviving Corporation”). When the Merger is completed, each Share then outstanding (other than Shares that are held by Celera, Quest Diagnostics, the Purchaser, any of their respective direct or indirect wholly-owned subsidiaries or Shares held by stockholders who properly exercise appraisal rights under the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive $8.00, net to the holder in cash, without interest, less any required withholding of taxes. The Merger Agreement is described in detail in Section 11(b)—“The Merger Agreement.”

The Celera board of directors (the “Celera Board”) has, by unanimous vote of those present and voting, (a) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Celera and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the stockholders of Celera accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement (the “Celera Board Recommendation”).

Tendering stockholders of Celera who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”), will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions. However, if a stockholder of Celera does not complete and sign the Form W-9 that is included in the Letter of Transmittal or otherwise establish an exemption, he or she may be subject to a required backup United States federal income tax withholding (currently at a rate of 28%) of the gross proceeds payable to such stockholder. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.” Quest Diagnostics will pay all charges and expenses of the Depositary, Morgan Stanley & Co. Incorporated, the Dealer Manager, for the Offer (the “Dealer Manager”) and D.F. King & Co., Inc., the Information Agent, for the Offer (the “Information Agent”) incurred in connection with the Offer. See Section 16—“Fees and Expenses.”

There is no financing condition to the Offer. The Purchaser is not required to purchase any Shares in the Offer unless (a) the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer which, together with the number of Shares (if any) then beneficially owned by Quest Diagnostics or the Purchaser or with respect to which Quest Diagnostics or the Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis (excluding from the number of tendered Shares, but not from the outstanding Shares, Shares tendered pursuant to the guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee)) and entitled to vote in the election of directors or (if a greater majority) upon the adoption of the Merger Agreement on the date the Shares are accepted for payment (collectively, the “Minimum Condition”) and (b) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated (the “Antitrust Condition”). The Offer also is subject to certain other terms and conditions. See Section 1—“Terms of the Offer,” Section 14—“Conditions of the Offer” and Section 15—“Legal Matters; Required Regulatory Approvals.”

Celera has advised Quest Diagnostics that Credit Suisse Securities (USA) LLC (“Credit Suisse”), Celera’s financial advisor, rendered its opinion to the Celera Board to the effect that, as of March 17, 2011 and based upon and subject to the factors and assumptions set forth therein, the Offer Price to be received by the holders of Shares in the Offer or the Merger was fair from a financial point of view to such stockholders. The full text of the written opinion of Credit Suisse, dated as of March 17, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex II to Celera’s Solicitation/Recommendation Statement on Schedule 14D-9 to be filed with the United States Securities and Exchange Commission (the “SEC”) and which will be mailed to Celera’s stockholders. Credit Suisse provided its opinion for the information and assistance of the Celera Board in connection with its consideration of the Offer and the Merger. The opinion of Credit Suisse does not constitute a recommendation as to whether or not you should tender Shares in connection with the Offer or how you should vote with respect to the adoption of the Merger Agreement or any other matter.

Celera has informed the Purchaser that, as of March 16, 2011, there were (i) 82,155,471 Shares issued and outstanding, (ii) 342,961 Shares held in the treasury of Celera, (iii) 4,358,247 Shares issuable upon exercise of outstanding options awarded under Celera’s stock plans and (iv) 1,343,777 Shares issuable pursuant to restricted stock unit awards under Celera’s stock plans. None of Quest Diagnostics, the Purchaser or any of their respective affiliates beneficially own any Shares. As a result, assuming that no Shares, options to acquire Shares or any other rights to acquire Shares are issued after March 16, 2011, the Minimum Condition will be satisfied if at least 43,928,749 Shares, which represent approximately 50% of the outstanding Shares (determined on a fully diluted basis), are validly tendered and not properly withdrawn prior to the expiration of the Offer. The actual number of Shares required to be validly tendered and not properly withdrawn to satisfy the Minimum Condition will depend upon the actual number of outstanding voting securities (determined on a fully diluted basis) of Celera on the date and time that the Purchaser accepts Shares for payment pursuant to the Offer (the “Acceptance Time”) as well as the number of Shares that have been tendered pursuant to the guaranteed delivery procedures that have not yet been delivered in satisfaction of such guarantee.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” on or prior to the expiration of the Offer. The Offer will expire at 5:00 p.m., New York City time, on April 25, 2011, unless the Purchaser determines to, or is required to, under the Merger Agreement or applicable law, extend the period of time for which the initial offering period of the Offer is open. See Section 1—“Terms of the Offer” for a description of the Purchaser’s rights and obligations with respect to extensions of the Offer. Following the Purchaser’s acceptance and payment for Shares tendered in the Offer, the Purchaser will, except in the event it exercises the Top-Up Option in order to enable it to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) of at least three (3) business days but not more than twenty (20) business days as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during which stockholders of Celera may tender, but not withdraw, their Shares and receive the Offer Price. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Pursuant to the terms of the Merger Agreement, Celera has granted to Purchaser an irrevocable option (the “Top-Up Option”) to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares acquired by Purchaser pursuant to the Offer, will constitute one Share more than 90% of the outstanding Shares (determined on a fully diluted basis (after giving effect to the issuance of the Top-Up Shares but excluding from the Purchaser’s ownership, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee)); provided that the Top-Up Option is not exercisable (a) to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed Celera’s then authorized and unissued Shares (including any treasury Shares) and (b) if immediately after exercise and the issuance of Shares pursuant to the Top-Up Option, Purchaser does not hold of record at least 90% of the outstanding Shares (assuming the issuance of the Top-Up Shares). Purchaser may exercise the Top-Up Option only after Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Delaware’s “short form” merger statute. Following the Offer, if the Purchaser would not own at least 90% of the outstanding Shares, a Celera stockholder vote is required to consummate the Merger. In such case, the approval of the Merger at a meeting of Celera’s stockholders would be assured because of Purchaser’s ownership of at least a majority of the Shares (calculated on a fully diluted basis in accordance with the Merger Agreement) following completion of the Offer. See Section 11(b)—“The Merger Agreement” and Section 11(g)—“Plans for Celera.”

Following the completion of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, the Purchaser will merge with and into Celera, with Celera continuing as the Surviving Corporation. Pursuant to the Merger Agreement, at the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares that are held by Celera, Quest Diagnostics, the Purchaser, or any of their respective direct or indirect wholly-owned subsidiaries or Shares held by stockholders who properly exercise appraisal rights under the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive $8.00 net to the holder in cash, or any higher price paid per Share in the Offer, without interest and less any required withholding of taxes (the “Merger Consideration”). See Section 11(b)—“The Merger Agreement” and Section 5—“Material United States Federal Income Tax Consequences.”

Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares, unless the Merger is consummated as a short-form merger in accordance with Section 253(a) of the DGCL as described below. As a result, if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived by us and the Offer is completed, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved by the stockholders of Celera. See Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; ‘Going Private’ Transactions; Plans for Celera; Recent Developments Relating to Celera.”

Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation. Upon the terms and subject to the conditions of the Merger Agreement, in the event that the Purchaser acquires at least 90% of the then-outstanding Shares pursuant to the Offer, Quest Diagnostics, the Purchaser and Celera have agreed to take all reasonably necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of the stockholders of Celera in accordance with Section 253 of the DGCL. See Section 11(b)—“The Merger Agreement.”

This Offer to Purchase and the related Letter of Transmittal contain important information that stockholders of Celera should read carefully before making any decision with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” on or prior to the Expiration Time. The “Expiration Time” is 5:00 p.m., New York City time, on April 25, 2011, unless the Purchaser determines or is required to extend the period of time for which the initial offering period of the Offer is open, in which case the Expiration Time will be the time and date at which the initial offering period of the Offer, as so extended, will expire.

The Merger Agreement provides that, unless the Merger Agreement is terminated, the Purchaser will extend the Offer for successive periods of up to twenty (20) business days each if, at the then-scheduled Expiration Time, any of the conditions to the Offer set forth in Section 14—“Conditions of the Offer” have not been satisfied or, to the extent permitted, waived by Quest Diagnostics or the Purchaser. The Merger Agreement provides that the Purchaser will also extend the Offer for any period required by any applicable law or any rule, regulation, interpretation or position of the Securities and Exchange Commission (“SEC”) or its staff applicable to the Offer. Notwithstanding the foregoing, the Purchaser will not be required to extend the Offer for any reason beyond September 17, 2011.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the Antitrust Condition. Consummation of the Offer is also conditioned upon the satisfaction or waiver of other conditions set forth in Section 14—“Conditions of the Offer.”

In the event that the Purchaser waives any condition set forth in Section 14—“Conditions of the Offer,” the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to stockholders of Celera, require that the Offer remain open for an additional period of time and that Quest Diagnostics and the Purchaser disseminate information concerning such waiver. The Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

Following our acceptance and payment for Shares tendered in the Offer, the Purchaser will, in order to enable it to acquire 90% of the Shares then outstanding, except in the event that the Purchaser exercises the Top-Up Option, provide for a subsequent offering period (and one or more extensions thereof) of not more than twenty (20) business days in the aggregate. A subsequent offering period, if one is provided, will allow stockholders of Celera to tender Shares after the Expiration Time and receive the same consideration that was paid in the Offer. In a subsequent offering period, Shares may be tendered in the Offer (except that Shares tendered may not be withdrawn) and the Purchaser will immediately accept and promptly pay for Shares as they are tendered. In the event that the Purchaser elects to provide a subsequent offering period, it will provide an announcement to that effect along with the results of the Offer to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. The Expiration Time for the Offer is currently scheduled for 5:00 p.m., New York City time, on April 25, 2011.

Quest Diagnostics and the Purchaser reserve the right to increase the Offer Price, waive (where permitted by applicable law), in their sole discretion, in whole or in part, any condition to the Offer or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise contemplated by the Merger Agreement or as previously approved by Celera in writing, the Purchaser is not permitted to:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the maximum number of Shares to be purchased in the Offer;

•	amend the Minimum Condition;

•	amend or modify any of the other conditions and requirements to the Offer in a manner adverse to the holders of Shares; or

•	extend the Expiration Time in a manner other than in accordance with the Merger Agreement.

If, prior to the Expiration Time, the Purchaser increases the Offer Price offered to stockholders of Celera in the Offer, the Purchaser will pay the increased price to all stockholders of Celera from whom the Purchaser purchases Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, the Purchaser has no intention to increase the Offer Price.

The rights the Purchaser reserves in the preceding paragraph are in addition to its rights described in Section 14—“Conditions of the Offer.” Any extension, waiver or amendment of the Offer, delay in acceptance for payment or payment, or termination of the Offer, will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

If the Purchaser makes a material change in the terms of the Offer, or if the Purchaser waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, a tender offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten (10) business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Time, the Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth (10th) business day from the date that notice of the increase or decrease is first published, sent or given to stockholders of Celera, the Purchaser will extend the Offer at least until the expiration of that ten (10) business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Celera has provided Quest Diagnostics and the Purchaser with its stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders of Celera. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Purchaser extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable rules and regulations of the SEC, promptly after the Expiration Time, the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 4—“Withdrawal Rights”) prior to the Expiration Time. If the Purchaser includes a subsequent offering period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period. For information with respect to approvals that Quest Diagnostics and the Purchaser are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see Section 15—“Legal Matters; Required Regulatory Approvals.”

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders of Celera for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders of Celera whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described under Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Under no circumstances will the Purchaser pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, the Purchaser will pay for Shares purchased pursuant to the Offer only after timely receipt by the Depositary of: (a) certificates representing tendered Shares (“Certificates”) or timely confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”; (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry transfer; and (c) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by the DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the DTC has received an express acknowledgment from the participant in the DTC tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce that agreement against the participant.

If the Purchaser does not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Certificates representing more Shares than are tendered, the Purchaser will return Certificates representing unpurchased or untendered Shares (or, in the case of Shares delivered by Book- Entry Confirmation of a transfer into the Depositary’s account at the DTC pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” Shares will be credited to an account maintained within the DTC), without expense to you, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares

Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal, properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time, and either (a) you must deliver Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Time, or (b) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of the Letter of Transmittal, Certificates and all other required documents, including delivery through the DTC, is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the Certificates, the Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Time.

Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the DTC may make book-entry delivery of Shares by causing the DTC to transfer the Shares into the Depositary’s account at the DTC in accordance with the DTC’s procedures. Although Shares may be delivered through Book-Entry Confirmation of a transfer into the Depositary’s account at the DTC, the Depositary must receive the Letter of Transmittal, properly completed and signed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase at or before the Expiration Time, or you must comply with the guaranteed delivery procedures set forth below. Delivery of documents to the DTC in accordance with the DTC’s procedures does not constitute delivery to the Depositary.

For Shares to be validly tendered during a subsequent offering period, if any, you must comply with the foregoing procedures, except that required documents and Certificates must be received during the subsequent offering period.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that you have full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the Purchaser and you upon the terms and subject to the conditions of the Offer.

Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution” and collectively, “Eligible Institutions”) must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” in the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Certificates, with the signatures on such Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of Certificates.

Guaranteed Delivery. If you want to tender Shares in the Offer and your Certificates are not immediately available or time will not permit all required documents to reach the Depositary at or before the Expiration Time or the procedures for book-entry transfer cannot be completed at or before the Expiration Time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

•	your tender is made by or through an Eligible Institution;

•

the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery at or before the Expiration Time, substantially in the form made available by the Purchaser; and

•

the Depositary receives Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three (3) trading days on the NASDAQ Global Select Market (“NASDAQ”) after the date of execution of the Notice of Guaranteed Delivery.

Delivery of the Notice of Guaranteed Delivery may be made by mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of the Offer, the Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) Certificates representing such Shares, or Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the DTC, (b) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders of Celera at the same time, and will depend upon when the Depositary receives Certificates or Book-Entry Confirmation that Shares have been transferred into the Depositary’s account at the DTC.

Backup United States Federal Income Tax Withholding. To avoid backup withholding, each tendering stockholder is required to provide the Depositary with the stockholder’s correct Taxpayer Identification Number (“TIN”), generally the stockholder’s social security or federal employer identification number, on the Form W-9, which is provided under “Important Tax Information” below, or, alternatively, to establish to the satisfaction of the Depositary an adequate basis for exemption from backup withholding. A tendering stockholder must cross out item (2) in Part II of the Form W-9 if the stockholder has been notified by the Internal Revenue Service (the “IRS”) that such stockholder is subject to backup withholding. In addition to potential penalties, failure to provide the correct information on the Form W-9 may subject the tendering stockholder to 28% federal income tax backup withholding on the payment of the purchase price made to such stockholder. If the tendering stockholder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such stockholder should write “Applied For” in the space provided for the TIN in Part I of the Form W-9, and sign and date the Form W-9. If “Applied For” is written in Part I and the Depositary is not provided with a TIN within sixty (60) days, the Depositary will withhold 28% from any payments of the purchase price to such stockholder until a TIN is provided to the Depositary. A tendering stockholder that is not a United States person may qualify as an exempt recipient by submitting to the Depositary a properly completed IRS Form W-8BEN, Form W-8ECI or Form W-8IMY, as applicable (which the Depositary will provide upon request) signed under penalties of perjury, attesting to that stockholder’s exempt status. Such stockholder should consult a tax advisor to determine which form is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a stockholder of Celera may be refunded or credited against such stockholder’s United States federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint the Purchaser’s designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that the Purchaser accepts for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when the Purchaser accepts your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). The Purchaser’s designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of stockholders of Celera, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of stockholders of Celera or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of stockholders of Celera.

Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion. The Purchaser reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by the Purchaser not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which waiver requires Celera’s prior written consent) or any defect or irregularity in any tender of Shares of any particular stockholder of Celera, whether or not similar defects or irregularities are waived in the case of other stockholders of Celera. All questions as to the interpretation of the terms and conditions of the Offer will be determined by the Purchaser, in its sole discretion. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by the Purchaser. None of Quest Diagnostics, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4. Withdrawal Rights

You may withdraw Shares that you have previously tendered in the Offer at any time prior to the Expiration Time (including any extension of such time). Thereafter, tenders of Shares are irrevocable. If not accepted for payment as provided in this Offer to Purchase on or prior to May 26, 2011, you may also withdraw such Shares at any time after May 26, 2011. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment prior to the commencement of such subsequent offering period.

If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to the Purchaser’s rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on the Purchaser’s behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and properly exercise withdrawal rights as described in this Section 4—“Withdrawal Rights.” Any such delay will be by an extension of the Offer to the extent required by applicable law and the rules and regulations of the SEC.

In order for your withdrawal of Shares to be effective, you must timely deliver a written notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Certificates have been tendered) the name of the registered holder of Shares as shown on the Certificate, if different from your name. If Certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Certificates, you must submit to the Depositary the serial numbers shown on the particular Certificates evidencing Shares to be withdrawn and an Eligible Institution must guarantee the signatures on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” the notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion. None of Quest Diagnostics, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

You may not rescind a withdrawal of Shares. Any Shares that you properly withdraw will be considered not to have been validly tendered for purposes of the Offer, however, withdrawn Shares may be re-tendered at any time before the Expiration Time by following any of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

5. Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to “U.S. holders” and “non-U.S. holders” (each as defined below) of Celera Common Stock whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Celera. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the Shares that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds Shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your tax advisor.

This discussion assumes that a U.S. holder holds the Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the tax consequences of the Offer and the Merger. The following does not address all aspects of United States federal income tax that might be relevant to holders in light of their particular circumstances, or holders that may be subject to special rules (including, without limitation, dealers in securities or currencies, traders in securities that elect mark-to-market treatment, financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other flow-through entities and their partners or members, United States expatriates, U.S. holders whose functional currency is not the United States dollar, holders who hold Shares as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, holders who actually or constructively own more than 5% of Celera Common Stock, or holders who exercise appraisal rights). In addition, the discussion does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a U.S. holder.

Holders should consult their own tax advisor to determine the applicability of the rules discussed below and the particular tax consequences of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of any state, local and foreign tax laws and of changes in such laws.

U.S. Holders

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received for the Shares and the U.S. holder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price per share in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains recognized by a non-corporate U.S. holder upon a disposition of a Share generally will be eligible for reduced United States federal income tax rates. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the deductibility of a U.S. holder’s capital losses.

A U.S. holder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to backup withholding at a rate of 28%, unless certain information is provided to the Depositary or an exemption applies. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Non-U.S. Holders

Any gain or loss recognized by a non-U.S. holder upon the exchange of Shares for cash pursuant to the Offer or the Merger generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); or

•	the non-U.S. holder is an individual who is present in the United States for one hundred eight-three (183) days or more in the taxable year of that disposition, and certain other conditions are met.

A non-U.S. holder described in the first bullet point above will be subject to United States federal income tax on such gain in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax on such effectively connected gain. A non-U.S. holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gain recognized upon the exchange of Shares) exceed capital losses allocable to United States sources.

Information reporting and, depending on the circumstances, backup withholding will apply to the cash received in the Offer or the Merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payer does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

You are urged to consult your tax advisor with respect to the specific tax consequences to you of the Offer, the subsequent offering period (if one is provided) and the Merger, including United States federal, state, local and foreign tax consequences.

6. Price Range of the Shares; Dividends

The Shares are traded on the NASDAQ under the symbol “CRA.” The following table sets forth, for the periods indicated, the high and low closing prices per Share on the NASDAQ as reported by published financial sources:

	High	Low
Fiscal 2009
First Quarter	$11.71	$5.03
Second Quarter	8.76	6.87
Third Quarter	8.04	5.27
Fourth Quarter	6.88	5.97
Fiscal 2010
First Quarter	$7.49	$5.94
Second Quarter	7.72	6.49
Third Quarter	7.25	6.13
Fourth Quarter	6.98	5.35
Fiscal 2011
First Quarter (through March 25, 2011)	$8.42	$5.92

Celera has never paid cash dividends on the Shares. Under the terms of the Merger Agreement, Celera is not permitted to declare, set aside, make or pay dividends with respect to the Shares without the consent of Quest Diagnostics (other than dividends paid by a wholly-owned subsidiary of Celera to Celera or another wholly-owned subsidiary of Celera).

On March 17, 2011, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NASDAQ for the Shares was $6.27 per Share. On March 25, 2011, the last full day of trading prior to the commencement of the Offer, the reported closing price on the NASDAQ for the Shares was $8.27 per Share. Stockholders of Celera are urged to obtain current market quotations for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, will adversely affect the liquidity of and could adversely affect the market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Quest Diagnostics and the Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing. Depending on the number of Shares purchased pursuant to the Offer, the Shares may cease to meet the requirements for continued listing on the NASDAQ. According to the published guidelines of the NASDAQ Stock Market LLC, a security must have a minimum bid price of $1.00, there must be at least 400 beneficial holders and/or holders of record and the security must meet one of three maintenance standards for continued listing on the NASDAQ. The first maintenance standard requires that there be at least $10 million in stockholders’ equity, at least 750,000 publicly held shares, a market value of at least $5 million for all publicly held shares and at least two registered and active market makers for the shares. The second maintenance standard requires that the market value of listed securities is at least $50 million, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares. The third maintenance standard requires that the issuer’s total assets and total revenue each are at least $50 million for the most recently completed fiscal year or two of the three most recently completed fiscal years, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered to be publicly held for the purpose of the maintenance standards.

If, as a result of the purchase of Shares in the Offer or otherwise, the Shares no longer meet the requirements of the NASDAQ for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Celera to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information that Celera is required to furnish to the stockholders of Celera and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of an annual report, no longer applicable to Celera. If the Shares cease to be registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions would no longer be applicable to Celera. In addition, the ability of “affiliates” of Celera and persons holding “restricted securities” of Celera to dispose of the securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would cease to be “margin securities” or eligible for listing on the NASDAQ. Quest Diagnostics and the Purchaser believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it is the Purchaser’s intention to cause Celera to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

8. Certain Information Concerning Celera

General. Except as otherwise set forth herein, the information concerning Celera contained in this Offer to Purchase has been furnished by Celera or taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of Quest Diagnostics, the Purchaser, or any of their respective affiliates, the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy of the information concerning Celera contained in such documents and records or for any failure by Celera to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Quest Diagnostics, the Purchaser, or any of their respective affiliates, the Dealer Manager, the Information Agent or the Depositary. The following description of Celera and its business has been taken from Celera’s Annual Report on Form 10-K for the annual period ended December 25, 2010, and is qualified in its entirety by reference thereto.

Celera is a Delaware corporation with its principal executive offices located at 1401 Harbor Bay Parkway, Alameda, California 94502. Celera’s telephone number is (510) 749-4200.

Celera is a healthcare business focusing on the integration of genetic testing into routine clinical care through a combination of products and services incorporating proprietary devices. Prior to July 1, 2008, Celera operated as a reporting unit (“Celera Group”) of Applied Biosystems, Inc. (“Applied Biosystems”), and not as a stand-alone company. On July 1, 2008, Celera Group was separated from Applied Biosystems by means of a redemption of each outstanding share of Celera Group common stock in exchange for one share of Celera. The Celera Common Stock began trading on the NASDAQ on July 1, 2008, under the symbol “CRA.” Celera’s business is organized into three reporting segments: (a) a clinical laboratory testing service business, (b) a products business and (c) a segment that includes other activities under corporate management.

Available Information. The Shares are registered under the Exchange Act. Accordingly, Celera is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy such reports, proxy statements or other information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Celera’s SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

9. Certain Information Concerning Quest Diagnostics and the Purchaser

Quest Diagnostics is a Delaware corporation with its principal executive offices at 3 Giralda Farms, Madison, New Jersey 07940 and its telephone number is (973) 520-2700. Quest Diagnostics is a leading provider of diagnostic testing, information and services. Quest Diagnostics was incorporated in Delaware in 1990.

The Purchaser’s principal executive offices are located at 3 Giralda Farms, Madison, New Jersey 07940 and its telephone number is
(973) 520-2700. The Purchaser is a newly-formed Delaware corporation and a wholly-owned subsidiary of Quest Diagnostics. The Purchaser was formed for the purpose of making the Offer and has not conducted, and does not expect to conduct, any business other than in connection with its organization, the Offer and the Merger.

The name, business address and business telephone number, citizenship, present principal occupation or employment and material occupations, positions, offices or employment held during the past five years of each director and executive officer of Quest Diagnostics and the Purchaser are set forth in Schedule I to this Offer to Purchase.

None of Quest Diagnostics, the Purchaser or any majority owned subsidiary of Quest Diagnostics or the Purchaser, or, to the knowledge of Quest Diagnostics and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Celera. None of Quest Diagnostics, the Purchaser or any majority owned subsidiary of Quest Diagnostics or the Purchaser, or, to the knowledge of Quest Diagnostics and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate of any of the persons so listed, has effected any transaction in the Shares or any other equity securities of Celera during the past sixty (60) days. Neither Quest Diagnostics nor the Purchaser or, to the knowledge of Quest Diagnostics and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Celera (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since March 28, 2009, there have been no transactions that would require reporting under the rules and regulations of the SEC between Quest Diagnostics, the Purchaser or any of their respective subsidiaries or, to the knowledge of Quest Diagnostics and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Celera or any of its executive officers, directors or affiliates, on the other hand. Except as described in this Offer to Purchase, since March 28, 2009, there have been no contacts, negotiations or transactions between Quest Diagnostics, the Purchaser or any of their respective subsidiaries or, to the knowledge of Quest Diagnostics and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Celera or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of Quest Diagnostics, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Quest Diagnostics or the Purchaser, during the past five (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Quest Diagnostics, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Quest Diagnostics or the Purchaser, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Quest Diagnostics and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. You may read and copy the Schedule TO and the exhibits thereto, and such reports or other information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Quest Diagnostics’s SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

10. Background of the Offer; Past Contacts or Negotiations with Celera

Quest Diagnostics’ management team, under the direction of its board of directors (the “Quest Diagnostics Board”), regularly evaluates a variety of strategic alternatives for Quest Diagnostics, including potential acquisitions and commercial transactions. Quest Diagnostics’ business strategy has included growth in esoteric and gene-based testing for cancer, cardiovascular disease, infectious disease and neurological disorders. For several years, Quest Diagnostics has purchased certain of Celera’s in vitro diagnostics supplies from Abbott Molecular Inc. As a result, Quest Diagnostics has been familiar with Celera and its products and has in the past discussed with Celera potential licensing arrangements for certain Celera products.

On February 9, 2010, Quest Diagnostics’ Chairman, President and Chief Executive Officer, Surya N. Mohapatra, Ph.D., received an email from Kathy Ordoñez, Celera’s Chief Executive Officer, saying that, in light of recent developments at Celera, she would appreciate a quick call with him sometime that week. Later that same day, Ms. Ordoñez and Dr. Mohapatra spoke by telephone, and discussed the possibility of a strategic transaction between Quest Diagnostics and Celera. As part of that discussion, they preliminarily discussed the process for the exploration by Quest Diagnostics of such a transaction.

On March 9, 2010, Celera and Quest Diagnostics entered into a confidentiality agreement, containing, among other things, customary “standstill” and non-solicitation of employee provisions.

On March 10, 2010, representatives of Quest Diagnostics’ senior management team met with representatives of Celera’s senior management team at Celera’s corporate headquarters in Alameda, California, where Celera’s senior management made a presentation, which included historical financial results and certain projected financial information in respect of the three discrete business segments of Celera (laboratory, products and corporate) to Quest Diagnostics’ representatives. The presentation by Celera’s senior management also included a summary of Celera’s new product pipeline, including its gene variant product called KIF6 (“KIF6”) and its potential importance for predicting coronary heart disease.

On March 11, 2010, Ms. Ordoñez spoke to Dermot Shorten, Vice President, Office of the Chairman of Quest Diagnostics, outlining the process for the proposed transaction. During this call, Mr. Shorten expressed Quest Diagnostics’ interest in participating in such a process.

On March 16, 2010, Celera’s financial advisor, Credit Suisse, spoke by telephone with Quest Diagnostics’ financial advisor, Morgan Stanley & Co. Incorporated (“Morgan Stanley”), to discuss the transaction process, including that Credit Suisse would be contacting a number of parties that might be potential acquirors of Celera. Credit Suisse indicated to Morgan Stanley that the transaction process Celera intended to explore was in respect of a sale of the company, and was not expected at that time to include consideration of a joint venture or other types of non-sale transactions.

On April 1, 2010, Credit Suisse, on behalf of Celera, sent to Quest Diagnostics a bid process letter, which included instructions for submitting a preliminary indication of interest to Celera by no later than April 15, 2010.

On April 3, 2010, Dr. Mohapatra sent an email to Ms. Ordoñez, acknowledging receipt of the April 1, 2010, process letter from Credit Suisse and stating that Quest Diagnostics intended to participate in the bid process. Ms. Ordoñez responded by email that she was pleased to hear that Quest Diagnostics intended to participate.

In early April 2010, Quest Diagnostics assembled an internal transaction team (the “BD Team”), and commenced its preliminary due diligence review of Celera. During the following 10 days or so, members of the BD Team had several conference calls with representatives of Celera’s management regarding various aspects of Celera, including financial, operations, research and development, intellectual property and legal matters.

On April 15, 2010, Quest Diagnostics submitted to Credit Suisse a preliminary, non-binding indication of interest proposing to acquire the Shares for a cash purchase price of $10.00 per share or more. This non-binding indication of interest stated, among other things, that the $10.00 per share offer price was subject to completion by Quest Diagnostics of a satisfactory due diligence review of Celera, as well as other customary conditions.

From mid-April 2010 through mid-May 2010, Quest Diagnostics continued its due diligence review of Celera. A significant focus of Quest Diagnostics’ due diligence review was with respect to Celera’s laboratory segment and also included an assessment of Celera’s commercialized proprietary genetic tests and product pipeline, including KIF6. On April 26, 2010, Celera granted Quest Diagnostics, Shearman & Sterling LLP (“Shearman & Sterling”), outside legal counsel to Quest Diagnostics, and Morgan Stanley access to Celera’s electronic data room.

On May 6, 2010, Credit Suisse, on behalf of Celera, sent to Quest Diagnostics a second bid process letter, which included instructions for submitting a proposal to Celera by no later than May 21, 2010. This letter was accompanied by a draft Merger Agreement prepared by Celera’s counsel, Latham & Watkins LLP (“Latham”).

On May 21, 2010, Quest Diagnostics submitted to Credit Suisse a written proposal, confirming its initial indication of interest to acquire the Shares for a cash purchase price of $10.00 per share, together with a revised draft of the Merger Agreement prepared by Shearman & Sterling. Quest Diagnostics’ proposal was subject to certain conditions, including its satisfactory completion of outstanding due diligence matters, formal approval of its Board of Directors of the proposed transaction, execution of satisfactory employment agreements with certain key executives of Celera, including Ms. Ordoñez, and receipt of confirmation satisfactory to Quest Diagnostics that, following the closing of the proposed transaction, none of Quest Diagnostics or any of its affiliates (other than Celera and its subsidiaries) would be subject to the provisions of Celera’s royalty and distribution agreements with Abbott Laboratories (the “Abbott Condition”).

On June 13, 2010, Shearman & Sterling received a revised draft of the Merger Agreement from Latham.

On June 21, 2010, Latham and Shearman & Sterling discussed the revised draft of the Merger Agreement, including certain open issues reflected in their respective drafts.

At around this time, representatives of Morgan Stanley and Credit Suisse discussed whether Quest Diagnostics would be prepared to increase its proposed per Share purchase price for Celera. Following these discussions and internal discussions at Quest Diagnostics, on June 25, 2010, Morgan Stanley conveyed to Credit Suisse that Quest Diagnostics was prepared to increase its proposed per Share purchase price to $10.25.

On June 28 and 29, 2010, representatives of Quest Diagnostics’ senior management met with representatives of Celera’s senior management at Celera’s headquarters in Alameda, California. A principal focus of these meetings was to discuss the role of Celera’s senior management team in the combined company following the closing of the proposed transaction, including the roles of Ms. Ordoñez and Senior Vice President, Products Group, Michael A. Zoccoli. During these meetings, Quest Diagnostics also inquired about a research paper that it had heard was going to be published that would take a negative view of the efficacy of KIF6. Celera’s senior management said that, while they were generally aware that a study of KIF6 was rumored to have been conducted, Celera was unaware of any particular study and had not heard that a negative article on KIF6 was forthcoming.

On June 29, 2010, representatives of Quest Diagnostics’ senior management obtained a draft of the KIF6 research paper, and on June 30, 2010, Quest Diagnostics received confirmation that the KIF6 research paper would be published in the Journal of the American College of Cardiology in the fall of 2010.

Based on the information set forth in the draft research paper, as well as Quest Diagnostics’ concerns regarding the level of commitment Celera’s senior management team was prepared to make to working at Celera following the closing of a transaction, and Quest Diagnostics’ concerns regarding the financial performance of Celera’s Berkeley HeartLab segment, Quest Diagnostics decided to withdraw its proposal to acquire Celera.

On June 30, 2010, a representative of Morgan Stanley telephoned a representative of Credit Suisse to say that Quest Diagnostics had decided to withdraw its proposal to acquire Celera.

Following that communication and between July 1, 2010 and early September 2010, there were additional communications between representatives of Quest Diagnostics, including Dr. Mohapatra and Mr. Shorten, and representatives of Celera, including Ms. Ordoñez, regarding the reasons for Quest Diagnostics’ decision to withdraw its proposal to acquire Celera, as well as discussions regarding possible alternative transactions between the two companies. These transactions included Quest Diagnostics’ possible interest in a transaction involving Celera’s subsidiary, Berkeley HeartLab, Inc. and in- licensing rights for Celera’s cardiovascular genetics products, as well as Quest Diagnostics’ interest in potential licensing arrangements with respect to KIF6 and Celera’s other genetic products in exchange for access by Celera to Quest Diagnostics’ patient service centers.

From early August 2010 through early September 2010, Quest Diagnostics continued to keep abreast of developments at Celera, including reviewing public filings made by Celera during this time period.

On September 5, 2010 and September 8, 2010, Dr. Mohapatra and Mr. Shorten, respectively, telephoned Ms. Ordoñez to let her know that Quest Diagnostics was no longer interested in pursuing a transaction with Celera.

On November 12, 2010, at a regularly scheduled meeting of the Business Development committee of Quest Diagnostics, Quest Diagnostics’ renewed interest in acquiring Celera was discussed, and Morgan Stanley presented a valuation analysis of Celera that was based on Quest Diagnostics’ latest financial projections with respect to Celera.

On November 22, 2010, Quest Diagnostics submitted to Celera a revised, written proposal to acquire the Shares for a cash purchase price of $7.00 per share, subject to its satisfactory completion of a confirmatory due diligence review, satisfaction of the Abbott Condition and other customary conditions.

After Quest Diagnostics delivered its revised proposal to Celera, Morgan Stanley and Credit Suisse had various discussions about Quest Diagnostics’ latest proposal. During such discussions, Credit Suisse told Morgan Stanley that the proposed $7.00 per Share price was inadequate, and that, in addition to a higher per Share cash price, Quest Diagnostics should consider a transaction in which the Celera stockholders would be issued contingent value rights (“CVR”), the payment of which would be conditioned on the performance of some of Celera’s pharmaceutical assets.

In mid-December 2010, Mr. Shorten called Ms. Ordoñez and informed her that Quest Diagnostics did not intend to increase its proposed $7.00 per Share purchase price.

On January 4, 2011, Ms. Ordoñez had separate telephone conversations with Dr. Mohapatra and Mr. Shorten about various valuation issues, including those related to Celera’s pharmaceutical assets, including Cathepsin K.

Throughout the month of January 2011, representatives of Quest Diagnostics and Celera held various management conference calls to discuss Celera’s 2010 financial performance, five-year business plan and research and development programs. Quest Diagnostics also received from Celera revised five year projected financial information prepared by Celera in December 2010, which reflected significantly less growth in revenues and in earnings in the later years of the forecast period than had been reflected in the projected financial information that had been provided by Celera to Quest Diagnostics in March 2010.

On January 27, 2011, Quest Diagnostics submitted to Celera a revised proposal to acquire the Shares for a cash purchase price of $7.75 per share, subject to its satisfactory completion of a confirmatory due diligence review, satisfaction of the Abbott Condition and other customary conditions.

On February 8, 2011, Celera’s non-executive Chairman, William G. Green, and Ms. Ordoñez met with Quest Diagnostics’ Senior Vice President and Chief Financial Officer, Robert A. Hagemann, Dr. Mohapatra and Mr. Shorten to discuss the possibility of issuing to Celera’s stockholders CVRs related to Cathepsin K. Following this meeting and internal discussions regarding Celera’s proposal regarding the issuance of CVRs to Celera’s stockholders, Quest Diagnostics determined, and told Celera, that it was not interested in pursuing a transaction with Celera that involved the issuance to Celera stockholders of CVRs.

On February 12, 2011, Mr. Green communicated to Dr. Mohapatra that in lieu of the issuance of CVRs to Celera stockholders, an increased per Share offer price in the range of $8.25 to $8.50 might be acceptable to the Celera Board.

On February 17, 2011, Dr. Mohapatra telephoned Mr. Green to say that Quest Diagnostics was prepared to increase its proposed per Share purchase price to $8.00. Dr. Mohapatra told Mr. Green that this was Quest Diagnostics’ “best and final” proposal to acquire Celera. Following that call, Quest Diagnostics submitted to Celera a written proposal to acquire all the Shares for a cash purchase price of $8.00 per Share, subject to the satisfaction of the same conditions as those contained in Quest Diagnostics’ January 27, 2011 proposal.

On February 28, 2011, Latham and Shearman & Sterling held a conference call to discuss certain outstanding legal due diligence matters.

On March 2, 2011, representatives of Quest Diagnostics’ management met with representatives of Celera’s management at Celera’s headquarters in Alameda, California, to review Celera’s fourth quarter 2010 financial results, 2011 business plan, discovery pipeline and in vitro diagnostics products business and certain updated projected financial information for 2011. Representatives of Quest Diagnostics also met that day with certain members of Celera’s senior management team to discuss post-transaction employment terms and conditions for these employees.

Between March 2 and March 17, 2011, Latham and Shearman & Sterling exchanged various drafts of the Merger Agreement and disclosure schedules.

On March 4, 2011, the BD Team presented information with respect to the proposed transaction to the Quest Diagnostics Board.

On March 4, 2011, representatives of Quest Diagnostics continued discussions with certain key employees of Celera regarding their post-transaction employment terms and conditions.

On March 7, 2011, the Quest Diagnostics Board met telephonically to discuss the proposed transaction, which discussion included a discussion of the transaction price and the key transaction terms. Because Celera had not yet filed its annual report on Form 10-K for 2010, and because certain outstanding due diligence items remained to be completed, including a possible issue that Quest Diagnostics had just learned of regarding Celera’s accounting treatment of its bad debt expenses, the Quest Diagnostics Board, voting unanimously, approved the proposed transaction on the terms that had been described to it, subject to the satisfactory completion of the remaining due diligence items, as well as the filing by Celera of its 2010 Annual Report on Form 10-K in a form that was satisfactory to Quest Diagnostics, and delegated to the Executive Committee of the Quest Diagnostics Board the decision as to whether to finally approve the transaction.

On March 14, 2011, Quest Diagnostics received from Celera revised five year financial information prepared by Celera in February 2011. Summaries of the material portions of the March 2011 projected financial information and the projected financial information received by Quest Diagnostics from Celera in January 2011, and March 2010, are contained in Item 4—“The Solicitation or Recommendation” of Celera’s Solicitation/Recommendation Statement on Schedule 14D-9 dated the date of this Offer to Purchase, filed with the SEC and mailed to Celera’s stockholders.

On March 11, 2011, Celera filed a Form 12b-25 with the SEC, disclosing that the filing of its Annual Report on Form 10-K would be delayed because Celera was continuing to review certain accounting issues that impacted its bad debt expense in 2008 and 2009.

Quest Diagnostics and Celera discussed the underlying accounting issues and ongoing review over the next several days, including on a March 14, 2011, call that included Celera’s independent auditors, PricewaterhouseCoopers LLP.

On March 15, 2011, Quest Diagnostics agreed to final post-transaction employment terms and conditions with each of Ms. Ordoñez and Dr. Zoccoli, as well as certain other members of Celera’s management team.

On March 16, 2011, Quest Diagnostics received a draft of Celera’s 2010 Annual Report on Form 10-K, which included the potential restated financial statements for the first three quarters of 2010 and the 2008 and 2009 financial years that were currently in process with Celera and its independent auditors.

On March 17, 2011, a special telephonic meeting of the Executive Committee of the Quest Diagnostics Board was held to review and consider whether to approve the execution by Quest Diagnostics of the Merger Agreement. After discussion with members of Quest Diagnostics’ senior management, as well as with Morgan Stanley and Shearman & Sterling, including with respect to the restated financial statements contained in Celera’s 2010 Annual Report on Form 10-K, the Executive Committee of the Quest Diagnostics Board voted to approve the Merger Agreement. Following a meeting of the Executive Committee of the Quest Diagnostics Board, Quest Diagnostics received confirmation from Celera that the Abbott Condition had been satisfied.

On March 17, 2011, after the meeting of the Executive Committee of the Quest Diagnostics Board, Quest Diagnostics, the Purchaser and Celera entered into the Merger Agreement and Quest Diagnostics entered into employment arrangements with Ms. Ordoñez, Dr. Zoccoli and certain other members of Celera’s management team.

Early in the morning of March 18, 2011, Celera and Quest Diagnostics issued a joint press release announcing the parties’ execution of the Merger Agreement.

11. Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; “Going Private” Transactions; Plans for Celera; Recent Developments Relating to Celera

(a) Purpose of the Offer. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Celera. The Offer, as the first step in the acquisition of Celera, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Celera not purchased pursuant to the Offer or otherwise.

(b) The Merger Agreement.

The following summary description of the material terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which the Purchaser has filed as an exhibit to the Schedule TO, and which you may examine and copy as set forth in Section 9—“Certain Information Concerning Quest Diagnostics and the Purchaser.” Stockholders of Celera and other interested parties should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below.

The Offer. The Merger Agreement required the Purchaser to commence the Offer contemplated by this Offer to Purchase no later than March 28, 2011, so long as Celera is prepared to file its Schedule 14D-9 as of such date and certain other conditions are satisfied. The Merger Agreement provides that, subject to the satisfaction or waiver of the Minimum Condition and the other conditions that are described in Section 14—“Conditions of the Offer,” the Purchaser will purchase all Shares tendered and not withdrawn in the Offer as promptly as practicable after the Purchaser is legally entitled to do so.

The Purchaser will extend the Offer for successive periods of up to twenty (20) business days each if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in Section 14—“Conditions of the Offer” are not satisfied or, where permitted by applicable law, waived by the Purchaser or Quest Diagnostics. The Merger Agreement also provides that the Purchaser will extend the Offer for any period required by applicable law or applicable rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer. Notwithstanding the foregoing two sentences, the Purchaser will not be required to extend the Offer for any reason beyond September 17, 2011.

Subsequent Offering Period. The Merger Agreement provides that following the Purchaser’s acceptance and payment for Shares tendered in the Offer, it will, in order to enable it to acquire 90% of the Shares then outstanding, except in the event that the Purchaser exercises the Top-Up Option, provide for a subsequent offering period (and one or more extensions thereof) of not more than twenty (20) business days in the aggregate, during such subsequent offering period all Shares that are validly tendered will be immediately accepted for payment by the Purchaser and the Purchaser will immediately pay for such Shares at the Offer Price.

Top-Up Option. Pursuant to the terms of the Merger Agreement, Celera has granted the Purchaser an irrevocable option (the “Top-Up Option”) to purchase for consideration at a price per Share equal to the Offer Price up to that number of newly issued Shares (the “Top-Up Shares”) equal to the number of Shares, that when added to the number of Shares owned by the Purchaser and Quest Diagnostics immediately following the consummation of the Offer, will constitute one share more than 90% of the Shares then outstanding on a fully diluted basis (after giving effect to the issuance of the Top-Up Shares but excluding from the Purchaser’s ownership, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee). See Section 11(b)—“The Merger Agreement” and Section 11(g)—“Plans for Celera.”

The Top-Up Option will not be exercisable unless, immediately after the exercise of the Top-Up Option and the issuance of the Top-Up Shares, the Purchaser will own at least 90% of the Shares then outstanding on a fully diluted basis. In addition, the Top-Up Option will not be exercisable for a number of Shares in excess of the Shares authorized and unissued.

The aggregate purchase price for the Shares purchased upon exercise of the Top-Up Option will be paid as follows: (i) the portion of the aggregate purchase price equal to the par value of the Top-Up Shares will be paid in cash and (ii) the balance of the remaining aggregate purchase price may be paid (A) in cash or (B) by executing and delivering to Celera a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Shares, or some combination of (A) and (B). Any such promissory note will be on terms as provided by Quest Diagnostics or the Purchaser to Celera, but will include the following: (i) the principal amount and accrued interest under the promissory note will be payable upon five (5) business days following the demand of Celera, (ii) accrue simple interest at a per annum rate equal to the short-term applicable federal rate at the time such promissory note is executed and delivered, (iii) is prepayable in whole or in part at any time, without penalty or prior notice and (iv) the unpaid principal amount and accrued interest under the promissory note will immediately become due and payable in the event that there is a failure to pay interest on the promissory note.

The Top-Up Option will terminate upon the earlier to occur of the effective time of the Merger (the “Effective Time”) and the termination of the Merger Agreement in accordance with its terms. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting the Purchaser to effect the Merger pursuant to Delaware’s “short form” merger statute. Following the Offer, if the Purchaser would not own at least 90% of the outstanding Shares, a Celera stockholder vote is required to consummate the Merger. In such case, the approval of the Merger at a meeting of Celera’s stockholders would be assured because of Purchaser’s ownership of at least a majority of the Shares (calculated on a fully diluted basis in accordance with the Merger Agreement) following completion of the Offer.

Celera Board Recommendation and Celera Actions. Pursuant to the Merger Agreement, Celera represented that the Celera Board, by unanimous vote of those present and voting, (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Celera and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the stockholders of Celera accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent required under applicable law, adopt the Merger Agreement.

The Merger Agreement provides that substantially contemporaneously with the filing of the Schedule TO with the SEC, Celera will, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, which will include the Celera Board Recommendation.

Directors. The Merger Agreement provides that following the Acceptance Time, and at all times thereafter, Quest Diagnostics will be entitled to elect or designate such number of directors, rounded up to the nearest whole number, on the Celera Board as will give Quest Diagnostics representation on the Celera Board equal to:

•	the total number of directors on the Celera Board (after giving effect to the election or designation of additional directors by Quest Diagnostics), multiplied by

•

the percentage that the aggregate number of Shares then beneficially owned by Quest Diagnostics, the Purchaser or any of their respective affiliates bears to the total number of Shares then outstanding.

After the Acceptance Time, Celera will take all actions as are necessary to enable Quest Diagnostics’s designees to be so elected or appointed to the Celera Board, including, if necessary, seeking the resignations of one or more existing directors or increasing the size of the Celera Board or both.

Until the Effective Time, the Celera Board will always have at least two directors who are not officers, directors, employees or designees of Quest Diagnostics or the Purchaser (“Purchaser Insiders”). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider is entitled to designate a person to fill the vacancy who is not a Purchaser Insider.

Following the election of Quest Diagnostics’s designees and prior to the Merger becoming effective, the concurrence of a majority of the directors who are not Purchaser Insiders will be required to:

•	amend or terminate the Merger Agreement by Celera;

•	extend the time for the performance of any of the obligations or other acts of Quest Diagnostics or the Purchaser under the Merger Agreement; or

•	waive or enforce any of Celera’s rights under the Merger Agreement.

The Merger. The Merger Agreement provides that upon and subject to the terms and conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time:

•	the Purchaser will be merged with and into Celera and the separate corporate existence of the Purchaser will cease;

•	Celera will be the Surviving Corporation in the Merger and will become a wholly-owned subsidiary of Quest Diagnostics;

•

the Surviving Corporation’s certificate of incorporation will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement and the Surviving Corporation’s bylaws will be amended and restated in their entirety to read as set forth in Exhibit B to the Merger Agreement; and

•

the officers of Celera immediately prior to the Effective Time will continue as the officers of the Surviving Corporation and the directors of the Purchaser immediately prior to the Effective Time will continue as the directors of the Surviving Corporation.

Conversion of Securities. At the Effective Time:

•

all Shares issued and outstanding immediately prior to the Effective Time (other than Celera and Quest Diagnostics-Owned Stock (as defined below) and Shares held by dissenting stockholders who properly exercise appraisal rights under the DGCL) will be cancelled and converted into the right to receive the Offer Price;

•

all Shares that are held in treasury of Celera or owned of record by any subsidiary of Celera and all Shares owned of record by Quest Diagnostics, the Purchaser or any of their respective direct or indirect subsidiaries, including pursuant to the Top-Up Option (collectively, “Celera and Quest Diagnostics-Owned Stock”), will be cancelled and cease to exist with no payment being made with respect thereto; and

•

each share of common stock, $0.01 par value per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

Merger Without a Meeting; Celera Special Meeting; Proxy. If the Purchaser holds 90% of the outstanding Shares at any time after the Acceptance Time, and if applicable, the expiration of any subsequent offer period or the exercise of the Top-Up Option, such that the Merger may be effected without a meeting or vote of the stockholders of Celera, Quest Diagnostics, the Purchaser and Celera have agreed to take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable without a meeting of Celera’s stockholders in accordance with Section 253 of the DGCL.

However, if the approval of Celera’s stockholders is required by applicable law in order to effect the Merger, Celera has agreed, acting through the Celera Board to:

•	prepare a proxy statement (the “Proxy Statement”) for the Special Meeting (as defined below) and file such Proxy Statement with the SEC as promptly as practicable after the Acceptance Time; and

•

duly set a record date for, call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as practicable following the consummation of the Offer for the purpose of considering and taking action upon the Merger Agreement;

•	print and mail the Proxy Statement to the stockholders of Celera; and

•	include in the Proxy Statement the Celera Board Recommendation.

Treatment of Celera Options. Under the Merger Agreement, each option to purchase Shares (“Celera Option”) that is unexpired, unexercised and outstanding as of the Acceptance Time, shall vest and become exercisable. To the extent not exercised prior to the Effective Time, all outstanding options will be deemed to be exercised, cancelled in the Merger and converted into the right to receive from Quest Diagnostics and the Surviving Corporation at the Effective Time or as soon as practicable thereafter, an amount in cash, without interest thereon and less any required withholding of taxes, equal to the product of:

•	the aggregate number of Shares subject to such Celera Option; and

•	the excess, if any, of the Offer Price over the per share exercise price under such Celera Option.

If the per share exercise price of any Celera Option is equal to or greater than the Offer Price, such Celera Option will be canceled without payment of consideration.

Treatment of Celera Stock-Based Awards. Under the Merger Agreement, each restricted stock unit, performance award and share of Celera restricted stock (each, a “Celera Stock-Based Award”) that is outstanding as of the Acceptance Time will vest and Celera shall deliver unrestricted Shares to the holder of the Celera Stock-Based Award. Performance share awards that are outstanding at the Acceptance Time shall be settled at target performance levels.

Representations and Warranties. Pursuant to the Merger Agreement, Quest Diagnostics and Purchaser have made customary representations and warranties to Celera with respect to, among other matters:

•	their respective organization, corporate power and qualifications to conduct business;

•	their respective authority to enter into the Merger Agreement;

•	consents, approvals and no violations of laws, governance documents or agreements;

•	litigation;

•	no ownership of Celera capital stock;

•	sufficient funds to consummate the transactions contemplated by the Merger Agreement;

•	brokers and other advisors;

•	ownership and operations of the Purchaser;

•	taxes; and

•	information in the Offer documents and supplied for inclusion in Schedule 14D-9 and the Proxy Statement.

Pursuant to Merger Agreement, Celera has made customary representations and warranties to Quest Diagnostics and the Purchaser with respect to, among other matters:

•	its organization, standing, corporate power and qualifications to conduct business;

•	its certificate of incorporation and bylaws;

•	its subsidiaries;

•	its capitalization;

•	its authority to enter into the Merger Agreement, including the approval by the Celera Board;

•	consents, approvals and no violations of laws, governance documents or agreements;

•	permits and compliance with laws;

•	SEC filings;

•	financial statements;

•	internal controls and the Sarbanes-Oxley Act of 2002;

•	absence of undisclosed liabilities;

•	affiliate transactions;

•	absence of certain changes or events since December 25, 2010;

•	employee benefit plans;

•	employees and employment practices;

•	material contracts;

•	litigation;

•	health care matters;

•	environmental matters;

•	intellectual property;

•	tax matters;

•	insurance;

•	real estate;

•	required vote of Celera’s stockholders;

•	certain business practices;

•	information in the Schedule 14D-9 and supplied for inclusion in the Offer documents;

•	information in the Proxy Statement;

•	no trust required;

•	the receipt of a fairness opinion of its financial advisor; and

•	brokers and other advisors.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties thereto. Moreover, the assertions embodied in the representations and warranties contained in the Merger Agreement may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between Celera, Quest Diagnostics and the Purchaser rather than establishing matters of fact. In addition, such representations and warranties:

•

have been qualified by information set forth in a confidential disclosure schedule exchanged by the parties in connection with signing the Merger Agreement, which information modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger; and

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

Reasonable Best Efforts; HSR Act; Notification. Celera and Quest Diagnostics have agreed to use their reasonable best efforts to take all appropriate action and do all things necessary, proper or advisable under applicable to consummate and make effective the Offer, the Merger and the transactions contemplated by the Merger Agreement, including using reasonable best efforts to accomplish the following: (i) as promptly as practicable (but no later than March 28, 2011) prepare and file all forms, registrations and notices relating to antitrust, competition, trade or other regulatory matters; (ii) taking all actions reasonably necessary to cause the prompt termination of any waiting period under the HSR Act; (iii) defending any lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting the Merger Agreement or the other transactions contemplated thereby, the consummation of the Offer, or the Merger; and (iv) executing and delivering any other instruments to consummate the Offer and the Merger. The Merger Agreement also provides that neither Quest Diagnostics nor the Purchaser is required to divest, accept any operational restrictions or take any action that in the reasonable judgment of Quest Diagnostics or the Purchaser could be expected to limit their right to own or operate their business. In addition, neither Celera nor any of its affiliates will, without the prior written consent of Quest Diagnostics, discuss or commit to any divestiture transaction or alter their business, product lines or commercial practices.

Public Announcements. The Merger Agreement provides that after the initial joint press release with respect to the Offer, the Merger and the Merger Agreement, none of Celera, Quest Diagnostics and the Purchaser will issue any public release or announcement concerning the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement without the prior written consent of Celera or Quest Diagnostics, as applicable, except as may be required by applicable law or the rules or regulations of any applicable securities exchange, in which case the party required to make the release or announcement will use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the Merger Agreement provides that Celera, Quest Diagnostics and the Purchaser may make public releases or announcements in response to specific questions by the press, analysts and investors, so long as such statements are not materially inconsistent with previous press releases, disclosures or public announcements made jointly by Quest Diagnostics and Celera.

Indemnification; Directors’ and Officers’ Insurance. The Merger Agreement provides that Quest Diagnostics will (and Quest Diagnostics will cause the Surviving Corporation to) indemnify and hold harmless all past and present directors, officers, agents and employees of Celera and its subsidiaries (an “Indemnified Party”), against any losses arising out of or pertaining to:

•	the fact that the Indemnified Party is or was an officer, director, fiduciary, employee or agent of Celera or its subsidiaries; and

•	matters pending, existing or occurring at or prior to the Effective Time.

Additionally, the Merger Agreement provides that, for six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation, and the organizational documents of each subsidiary of Celera, will contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers, agents and employees of Celera and its subsidiaries for periods at or prior to the Effective Time than those that are set forth in Celera’s certificate of incorporation and bylaws and the organizational documents of each subsidiary of Celera as of the date of the Merger Agreement.

The Merger Agreement provides that, for six years from and after the Effective Time, the Surviving Corporation will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Celera and its subsidiaries (the “D&O Insurance”) or provide substitute policies or purchase a “tail policy,” of at least the same coverage and amounts from similarly situated insurance carriers. The Surviving Corporation will not be required to pay with respect to any D&O Insurance for any one policy year more than 200% of the last annual premium paid prior to the date of the Merger Agreement. If the Surviving Corporation is unable to obtain such comparable insurance, then it will purchase as much comparable insurance as possible in an amount equal to the amount set forth in the prior sentence.

Employee Benefit Matters. The Merger Agreement provides that Quest Diagnostics will, and will cause the Surviving Corporation to, provide a level of base salary, wages and benefit plans that are substantially similar in the aggregate to the base salary, wages and benefit plans provided to employees of Celera immediately prior to the Effective Time until the 18-month anniversary of the Effective Time (other than changes or modifications necessary or reasonably advisable in connection with changes in applicable laws). Quest Diagnostics will, and will cause the Surviving Corporation to, honor all contracts, arrangements, agreements, programs, policies, plans and commitments in effect as of the Effective Time, to include change-in-control plans and severance plans. Quest Diagnostics also will, or will cause the Surviving Corporation to, waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions for any Quest Diagnostics or Surviving Corporation benefit plan to the same extent waived under a comparable Celera benefit plan. Additionally, Quest Diagnostics will, or will cause the Surviving Corporation to, provide credit to each employee for any co-payments, deductibles and out-of pocket expenses already paid by an employee of Celera under the comparable Celera benefit plan during the current year. Celera has also agreed that prior to the Acceptance Time it will take all such steps as may be required to cause each plan, program, agreement or arrangement entered into by Celera or its subsidiaries on or after the date of the Merger Agreement with any of its officers, directors or employees pursuant to which compensation is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14(d)-10(d) under the Exchange Act.

Conduct of Celera’s Operations. The Merger Agreement obligates Celera during the period from the date of the Merger Agreement to the Effective Time, except as set forth in the disclosure schedules to the Merger Agreement, as expressly permitted by the Merger Agreement or as required by law, unless Quest Diagnostics otherwise consents in writing (which consent may not be unreasonably conditioned, delayed or withheld), to, and to cause each of its subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice. Without limiting the foregoing, between the date of the Merger Agreement and the Effective Time, except as set forth in the disclosure schedules to the Merger Agreement, as expressly permitted by the Merger Agreement or as required by law, Celera and its subsidiaries will not, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Quest Diagnostics (which shall not be unreasonably conditioned, delayed or withheld):

•	amend or otherwise change the governing documents of Celera or its subsidiaries;

•	issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other equity interests in, Celera or any of its subsidiaries;

•	make dividends or distributions of the Shares;

•	adjust, reclassify, combine, split, subdivide or redeem any of its capital stock;

•

acquire (including by merger, consolidation, or acquisition of stock assets), or make any investment outside the ordinary course of business, in any equity interest in any person or any assets, loans or debt securities thereof;

•	incur any indebtedness or make loans; or make any single capital expenditures in excess of $1,000,000 or $3,000,000 in the aggregate;

•	sell, pledge, dispose of, grant a lien on or authorize any of the foregoing on any material asset of Celera or its subsidiaries;

•	enter into any new line of business;

•	enter into, amend, modify or consent to termination of any material contract, or enter into any new contract that would constitute a material contract;

•

effect increases in the compensation or benefits payable to its directors, officers or employees; grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee, or establish, adopt, enter into or amend any collective bargaining agreement, employee benefit plan or other plan or arrangement for the benefit of any director, officer or employee; loan or advance any money or other property to any employee; or grant any equity based awards;

•	terminate, discontinue or dispose of any plant, facility or other business operation;

•	enter into any collective bargaining or other union agreement, other than with respect to continuing negotiations with certain unions;

•

hire any employee whose annual compensation exceeds $150,000, take any action which is reasonably likely to give rise to a “good reason” claim or terminate the employment other than for “cause” of any employee whose annual compensation exceeds $150,000 or allow any employee to be eligible for Celera’s executive perquisite plans and change of control plans who was not previously eligible for such coverage;

•	transfer or license any material intellectual property;

•	with respect to registered intellectual property, grant a security interest in, abandon, fail to pay any material fees;

•	divulge, furnish to or make accessible any material trade secrets to any person who is not subject to an obligation to maintain the confidentiality of such trade secrets;

•	adopt or enter into a plan of liquidation, dissolution, merger or other reorganization of Celera or its subsidiaries;

•	take any action, other than usual and reasonable actions in the ordinary course with respect to accounting policies or procedures;

•	commence or settle any claim, action, suit, proceeding or investigation, including any stockholder litigation;

•	fail to exercise rights of renewal pursuant to the terms of material real property leases which by their terms would otherwise expire;

•	make any change in its investment policies with respect to cash, cash equivalents or marketable securities;

•	make or change any material tax election, change any annual tax accounting period, or change any method of tax accounting;

•	fail to maintain insurance in at least amounts and against risks and losses consistent with past practice; or

•	announce any intention, knowingly commit or agree to take any of the foregoing actions.

No Solicitation. The Merger Agreement requires Celera and its subsidiaries, as of March 17, 2011, to immediately cease and cause to be terminated any existing discussions or negotiations with any third parties (other than representatives of Quest Diagnostics) that may be ongoing with respect to a Takeover Proposal (as defined below). The Merger Agreement required that promptly after its execution, Celera would request that each person who entered into a confidentiality agreement with Celera in connection with such person’s consideration of acquiring Celera, to return or destroy all confidential information and, if requested by Quest Diagnostics, to enforce such person’s obligation to do so. The Merger Agreement further provides that Celera and its subsidiaries will not, and Celera will cause its subsidiaries and representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a Takeover Proposal;

•	enter into any Takeover Proposal agreement;

•

enter into, maintain, continue or otherwise participate or engage in discussions or negotiations with any person with respect to a proposal or offer that constitutes or may reasonably be expected to lead to a Takeover Proposal;

•	agree to, approve, endorse or recommend any Takeover Proposal;

•	take any action to approve a third party becoming an “interested stockholder” or approve a transaction, for the purpose of Section 203 of the DGCL; or

•	resolve, propose or agree to do any of the foregoing.

The Merger Agreement provides that any action taken by a representative or subsidiary of Celera with respect to the foregoing will constitute a breach of the Merger Agreement by Celera.

As an exception to the previous restrictions, the Merger Agreement provides that, at any time prior to the Acceptance Time, Celera may (i) provide access to its properties, contracts, personnel, books and records and furnish information and data with respect to Celera and its subsidiaries and (ii) participate in discussions or negotiations with, a person making a Takeover Proposal if, prior to doing any of the foregoing the Celera Board has:

•

determined in good faith (after receiving the advice of its outside counsel and financial advisors) that (A) such Takeover Proposal constitutes or could reasonably constitute a Superior Proposal (as defined below) and (B) the failure to provide such information or enter into such discussions would be reasonably expected to be inconsistent with the Celera Board’s fiduciary duties;

•	provided written notice to Quest Diagnostics of its intention to furnish information or enter into discussions at least 24 hours before taking such action; and

•

obtained from the person to whom information will be furnished or discussions entered into, a confidentiality agreement on terms no less favorable to Celera than the confidentiality agreement entered into by Quest Diagnostics and Celera.

A “Takeover Proposal” means any offer or proposal concerning any transaction or series of related transactions that constitute, or may reasonably be expected to lead to any:

•

merger, reorganization, consolidation, other business combination or similar transaction involving Celera (or its subsidiaries whose business constitutes 15% or more of the total revenues, operating income, EBITDA or fair market value of Celera and its subsidiaries taken as a whole);

•	third party acquiring in any manner, directly or indirectly, over 15% of any class of equity securities of Celera or any of its subsidiaries;

•	a tender offer or exchange offer that if consummated would result in a person beneficially owning over 15% or more of any class of equity securities of Celera or any of its subsidiaries;

•

third party acquiring in any manner, assets that constitute or represent 15% or more of the total revenues, operating income, EBITDA or fair market value of the assets of Celera and its subsidiaries, taken as a whole; or

•	any combination of the foregoing.

A “Superior Proposal” means an unsolicited bona fide written Takeover Proposal (with the references therein to “15%” replaced by “50%” for this purpose) and which, in the good faith judgment of the Celera Board (after receiving advice of its outside legal counsel and financial advisor), is reasonably likely to be consummated and if consummated, would result in a transaction that is more favorable to the stockholders of Celera from a financial point of view than the Offer and the Merger taking into account the following:

•	the identity of the third party and the legal, financial, regulatory and other aspects of the Takeover Proposal, including financing and regulatory conditions; and

•	any changes to the terms of the Merger Agreement proposed by Quest Diagnostics in response to a Takeover Proposal.

No Takeover Proposal will be a Superior Proposal if any financing required to consummate the transaction is not fully committed and if financing is a condition to the closing of such transaction.

The Merger Agreement obligates Celera to promptly, and in all cases within one (1) business day after Celera attains knowledge of its receipt, notify Quest Diagnostics of the receipt by Celera or any of its subsidiaries or representatives of any Takeover Proposal, including any request for information regarding Celera or discussions. Such notice will indicate the person making such proposal or request, including the material terms and conditions of such Takeover Proposal. Celera will promptly, and in all cases within one (1) business day after receipt, provide to Quest Diagnostics any written materials received by Celera in connection with the foregoing. Celera is obligated to keep Quest Diagnostics informed on the general status and material details of such proposals and any information requested or provided by Celera.

Fiduciary Right of Termination or Change of Board Recommendation. Neither the Celera Board nor any committee of the Celera Board is permitted to:

•	withdraw, amend, modify or qualify, or propose publicly to withdraw, amend, modify or qualify, the Celera Board Recommendation;

•	make any public statement or take any action inconsistent with the Celera Board Recommendation; or

•	approve, recommend or adopt, or publicly propose to approve, recommend or adopt, any other transaction of the types described in the definition of Takeover Proposal.

(any such action or failure to act, a “Change of Board Recommendation”).

As an exception to the restrictions on the ability of the Celera Board to effect a Change of Board Recommendation, the Celera Board may at any time prior to the Acceptance Time and in response to a Superior Proposal (i) make a Change of Board Recommendation, (ii) terminate the Merger Agreement, or (iii) approve, endorse, adopt, recommend or enter into a Takeover Proposal with respect to such Superior Proposal, if:

•

the Celera Board determines in its good faith judgment, after receiving the advice of its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to Celera and its stockholders under applicable law;

•

Celera has provided written notice to Quest Diagnostics advising Quest Diagnostics that the Celera Board has received a Superior Proposal, such notice to be provided promptly after the Celera Board determines it has received a Superior Proposal. Such notice to specify that the Celera Board intends to take at least one of the actions specified above;

•

Quest Diagnostics does not within three (3) business days after receiving notice of the Superior Proposal (or any amendment to the Superior Proposal), make a written proposal to revise the terms of the Merger Agreement in a manner that the Celera Board determines in its good faith judgment (after receiving advice of its financial advisor and outside legal counsel) to be at least as favorable as the Superior Proposal. During such three (3) business day period, Celera will negotiate in good faith with Quest Diagnostics with respect to such written proposal; and

•	In the event of a termination of the Merger Agreement under the foregoing circumstances, Celera pays to Quest Diagnostics $23,450,000, constituting the termination fee (the “Celera Termination Fee”).

The Merger Agreement provides that the Celera Board may at any time prior to the Acceptance Time, in response to an Intervening Event (as defined below), effect a Change of Board Recommendation if the Celera Board determines in good faith, after receiving advice of its financial advisor and outside legal counsel, that in light of such Intervening Event, the failure to effect a Change of Board Recommendation would be inconsistent with its fiduciary duties to Celera and its Celera stockholders. The Merger Agreement provides that the Celera Board may not effect a Change of Board Recommendation in response to an Intervening Event unless:

•

Celera has provided written notice to Quest Diagnostics advising Quest Diagnostics that an Intervening Event has occurred, such notice describing the facts and circumstances giving rise to the Intervening Event and indicating that the Celera Board intends to make a Change of Board Recommendation; and

•

Quest Diagnostics does not within three (3) business days after receiving notice of the Intervening Event, make an offer or proposal to revise the Merger Agreement, including an increase in, or modification to the Offer Price, in a manner that the Celera Board determines in its good faith judgment (after receiving advice of its financial advisor and outside legal counsel) would no longer require it to make a Change of Board Recommendation in order to satisfy its fiduciary duties.

An “Intervening Event” means a material event or circumstance not known to the Celera Board on March 17, 2011 (or if known, the consequences of which were not known or not reasonably foreseeable), which becomes known to the Celera Board prior to the Acceptance Time. No fact, event, change or other circumstance can be an Intervening Event if such fact, event, change or other circumstance resulted from, arose out of or relates to any Takeover Proposal.

The Merger Agreement provides that none of the provisions thereof described in Section 11(b)—“The Merger Agreement—No Solicitation” will prohibit the Celera Board from disclosing to the Celera stockholders any position with respect to the Offer permitted by Rule 14e-2 and Rule 14d-9 of the Exchange Act so long as such disclosure does not constitute a Change of Board Recommendation; it being understood that a “stop, look and listen” or similar communication of the type contemplated by
Rule 14d-9(f) under the Exchange Act will not be considered a Change of Board Recommendation.

Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding Shares is obtained, if required by the DGCL;

•	the Purchaser has accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer; and

•

the consummation of the Merger is not then restrained, enjoined, prevented, prohibited or otherwise made illegal by any law, order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any other governmental entity and there is not in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity which prevents the consummation of the Merger (a “Restraint”).

Termination. The Merger Agreement provides that it may be terminated:

(i)	by mutual written consent of Quest Diagnostics and Celera, by action of their respective boards of directors, at any time prior to the Acceptance Time;

(ii)

by Quest Diagnostics or Celera, if the Acceptance Time has not occurred on or before September 17, 2011, except that the right to terminate the Merger Agreement under this provision is not available to any party whose breach of the Merger Agreement has been the primary cause or primarily resulted in the failure of the Acceptance Time to have occurred on or before such date;

(iii)

by either Quest Diagnostics or Celera if the Offer expires as a result of the non-satisfaction of any condition to the Offer (See Section 14—“Conditions of the Offer”) or the Offer is terminated or withdrawn without any Shares being purchased, except that the right to terminate the Merger Agreement under this provision is not available to any party whose breach of the Merger Agreement has been the primary cause or primarily resulted in the non-satisfaction of any condition to the Offer or the termination or withdrawal of the Offer;

(iv)

by either Quest Diagnostics or Celera if any Restraint restraining, enjoining or otherwise prohibiting (a) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer, or (b) prior to the Effective Time, the Merger, has become final and nonappealable, except that the right to terminate the Merger Agreement under this provision is not available to any party if the issuance of such final non-appealable Restraint was due to the failure of such party to perform any of its obligations under the Merger Agreement;

(v)	by Celera, prior to the Acceptance Time if:

(A)

Quest Diagnostics or the Purchaser fails to commence the Offer by April 16, 2011, except if such failure is caused by, or resulted from, the failure of Celera to perform, in any material respects, any of its covenants or agreements in the Merger Agreement;

(B)

(1) the Celera Board has received a Superior Proposal, (2) the Celera Board has determined in good faith (after consultation with its outside legal counsel) that the failure to accept the Superior Proposal is inconsistent with its fiduciary duties to the Celera stockholders, (3) Celera has complied in all material respects with the provisions described in Section 11(b)—“The Merger Agreement—No Solicitation” and (4) prior to or concurrent with such termination of the Merger Agreement, Celera pays the Celera Termination Fee to Quest Diagnostics; or

(C)

(1) Quest Diagnostics or the Purchaser breaches any of its representations or warranties in the Merger Agreement or breaches or fails to perform any of its covenants or agreements and such breach or failure to perform has a Parent Material Adverse Effect (as defined in the Merger Agreement), (2) Celera has delivered to Quest Diagnostics written notice of such breach or failure to perform and (3) either such breach or failure to perform is not capable of cure or at least 15 days will have elapsed since Celera delivered such notice and such breach or failure to perform has not been cured such that there is no longer a Parent Material Adverse Effect; or

(vi)	by Quest Diagnostics, at any time prior to the Acceptance Time, if

(A)

following the commencement of the Offer, (1) a Change of Board Recommendation has occurred, (2) Celera fails to include the Celera Board Recommendation in the Schedule 14D-9 it files or fails to permit Quest Diagnostics to include the Celera Board Recommendation in this Offer to Purchase or (3) Celera or the Celera Board approves, recommends, enters into or allows Celera or any of its subsidiaries to enter into a Takeover Proposal Agreement (as defined in the Merger Agreement); or

(B)

(1) Celera breaches any of its representations or warranties in the Merger Agreement or breaches or fails to perform any of its covenants or agreements in the Merger Agreement and such breach or failure to perform causes the relevant conditions to the Offer not to be satisfied or would reasonably likely not be satisfied, (2) Quest Diagnostics has delivered to Celera written notice of such breach or failure to perform and (3) either such breach or failure to perform is not capable of cure or at least 15 days will have elapsed since Quest Diagnostics delivered such notice and such breach or failure to perform has not been cured such that the applicable conditions would be satisfied.

Effect of Termination. In the event of termination of the Merger Agreement by either Celera or Quest Diagnostics, the Merger Agreement will become void and there will be no liability or obligation on the part of Quest Diagnostics, the Purchaser or Celera, except with respect to certain specified provisions and with respect to any liabilities or damages arising out of fraud or material and intentional breaches of the Merger Agreement.

Fees. In the event the Merger Agreement is terminated by Celera pursuant to item (v)(B) or by Quest Diagnostics pursuant to item (vi)(A) of this Section 11(b)—“The Merger Agreement—Termination,” Celera will pay to Quest Diagnostics prior to or concurrently with such termination the Celera Termination Fee.

In addition, in the event that the Merger Agreement is terminated by either Celera or Quest Diagnostics pursuant to item (ii) or (iii) or by Quest Diagnostics pursuant to item (vi)(B) of this Section 11(b)—“The Merger Agreement—Termination” and

•

prior to the occurrence of the action that gave rise to such right of termination, any third party will have publicly made, proposed, communicated or disclosed an intention to make a Takeover Proposal, and such Takeover Proposal was not retracted or rescinded prior to such action that gave right to such termination event; and

•

within 12 months of termination of the Merger Agreement, Celera enters into a definitive agreement with respect to a Takeover Proposal or any Takeover Proposal is consummated, then Celera will pay, or cause to be paid, to Quest Diagnostics the Celera Termination Fee (for the purposes of this provision, references to “fifteen percent (15%)” in the definition of Takeover Proposal will be deemed to be references to “fifty percent (50%)”).

The Merger Agreement also provides that if paid, the Celera Termination Fee is the sole and exclusive remedy of Quest Diagnostics, the Purchaser and their affiliates against Celera and its subsidiaries and representatives, except if Celera breached any of the items described in Section 11(b)—“The Merger Agreement—No Solicitation.”

(c) Confidentiality Agreement. Celera and Quest Diagnostics entered into a confidentiality agreement, dated March 9, 2010 (the “Confidentiality Agreement”) pursuant to which Quest Diagnostics agreed to keep confidential and not disclose any non-public information it received from Celera and Celera’s representatives to any person (other than as required by law and to its representatives who have a need to know such information). Pursuant to the terms of the Confidentiality Agreement, Quest Diagnostics is subject to certain customary standstill restrictions with respect to the securities of Celera. This summary of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO and incorporated herein by reference.

(d) Statutory Requirements. If the adoption of the Merger Agreement by the holders of at least a majority of the Shares is required by applicable law, Celera will (i) prepare a proxy statement for a special meeting of Celera stockholders to consider the adoption of the Merger Agreement and file such proxy statement with the SEC as promptly as practicable after the Acceptance Time, (ii) duly set a record date for, call, give notice, convene and hold the special meeting for the purpose of considering and taking action upon the Merger Agreement; (iii) print and mail the proxy statement to the stockholders of Celera; and (iv) include in the proxy statement the Celera Board Recommendation. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of Celera. Notwithstanding the foregoing, if the Purchaser acquires 90% or more of the outstanding Shares through the Offer or otherwise, the Purchaser may effect the Merger without the special meeting or any other action on the part of any other stockholder.

(e) Appraisal Rights. Appraisal rights are not available in connection with the Offer, and stockholders of Celera who tender Shares in the Offer will not have appraisal rights in connection with the Merger. If the Merger is consummated, a holder of Shares at the Effective Time who has not voted in favor of the adoption of the Merger Agreement, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. The fair value of the Shares in any appraisal proceeding will be determined in accordance with the DGCL without regard to the exercise by the Purchaser of the Top-Up Option, any Shares issued upon exercise of the Top-Up Option or the promissory note that may be issued in connection with the Top-Up Option.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. Stockholders of Celera should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. In this regard, stockholders of Celera should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the DGCL.

Quest Diagnostics does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any dissenting stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares held immediately prior to the Effective Time by such dissenting stockholder. However, Quest Diagnostics may cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders of Celera desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which will be set forth in their entirety in the Proxy Statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger.

All Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a dissenting stockholder who complies in all respects with the provisions of Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL.

If a dissenting stockholder fails to perfect or otherwise waives, withdraws or loses its right to appraisal of its Shares under Section 262 of the DGCL or other applicable law, then the right of that dissenting stockholder to be paid the fair value of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest, upon surrender of such stockholder’s Certificates in the manner provided in the Merger Agreement.

With respect to any demand for appraisal of Shares under Section 262 of the DGCL:

•

Celera will give prompt notice to Quest Diagnostics of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by Celera relating to rights to be paid for the fair value of Dissenting Shares;

•	Celera has agreed to give Quest Diagnostics the right to direct all negotiations and proceedings with respect to such demands for appraisal; and

•

Prior to the Effective Time, Celera will not, except with Quest Diagnostics’s prior written consent, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of such demands, or agree to do or commit to do any of the foregoing.

(f) “Going Private” Transactions. The SEC has adopted Rule 13e-3 promulgated under the Exchange Act (“Rule 13e-3”), which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one (1) year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Quest Diagnostics and the Purchaser believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, the stockholders of Celera will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

(g) Plans for Celera. Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of Celera will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Quest Diagnostics will continue to evaluate the business and operations of Celera during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Quest Diagnostics intends to review such information as part of a comprehensive review of Celera’s business, operations, capitalization and management with a view to optimizing development of Celera’s potential in conjunction with Quest Diagnostics’s existing business.

The Celera Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Celera Board may be required to submit the Merger Agreement to the stockholders of Celera for adoption. If the adoption of the Merger Agreement by the holders of at least a majority of the Shares is required by applicable law, Celera will (i) prepare a proxy statement for a special meeting of Celera stockholders to consider the adoption of the Merger Agreement and file such proxy statement with the SEC as promptly as practicable after the Acceptance Time, (ii) duly set a record date for, call, give notice, convene and hold the special meeting for the purpose of considering and taking action upon the Merger Agreement; (iii) print and mail the proxy statement to the stockholders of Celera; and (iv) include in the proxy statement the Celera Board Recommendation. If stockholder approval is required, the Merger Agreement must be adopted by the affirmative vote of holders of a majority of the outstanding Shares.

If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to adopt the Merger Agreement at a special meeting of Celera stockholders without the affirmative vote of any other stockholder of Celera. The Purchaser has agreed to vote “for” with respect to all Shares acquired by the Purchaser in the Offer to cause the adoption of the Merger Agreement and approval of the Merger. If the Purchaser acquires at least 90% of the then-issued and outstanding Shares pursuant to the Offer or otherwise, the Merger will be consummated without a special meeting of Celera stockholders and without the approval of the other stockholders of Celera. The Merger Agreement provides that the Purchaser will be merged with and into Celera and the Surviving Corporation’s certificate of incorporation will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement and Surviving Corporation’s bylaws will be amended and restated in its entirety to read as set forth in Exhibit B to the Merger Agreement.

(h) Recent Developments Relating to Celera.

Four putative class action lawsuits have been filed by purported shareholders of Celera in connection with the Proposed Transaction. On March 22, 2011, a putative class action lawsuit captioned New Orleans Employees’ Retirement System v. Celera Corporation, et al. (C.A. No. 6304-VCP), was filed in the Delaware Court of Chancery. On March 23, 2011, two putative class action lawsuits captioned Lauver v. Celera Corporation, et al. (Case No. RG-11567227) and Hobby v. Celera Corp., et al. (Case No. RG-11567261) were filed in the California Superior Court, Alameda County. On March 24, 2011, another putative class action lawsuit captioned Ariel Holdings LLC v. Celera Corporation, et al. (C.A. No. 6311-VCP) was filed in the Delaware Court of Chancery. Each of these lawsuits names as defendants members of the Celera Board, Celera, Quest Diagnostics and, with the exception of the Hobby case, the Purchaser. The lawsuits are being brought by purported stockholders of Celera, on behalf of themselves and on behalf of similarly situated stockholders of Celera. The allegations in the lawsuits are substantively similar and allege that the members of the Celera Board breached their fiduciary duties in connection with the Offer and the Merger by purportedly failing to maximize stockholder value, and that Quest Diagnostics and the Purchaser (except with respect to the Hobby case) aided and abetted the alleged breaches. The lawsuits seek equitable relief, including, among other things, to enjoin the consummation of the Offer and the Merger, compensatory damages, and all costs and disbursements of the actions, including attorneys’ fees. Quest Diagnostics and the Purchaser believe that these lawsuits are without merit and intend to vigorously defend against them; however, there can be no assurance that Quest Diagnostics or the Purchaser will be successful in their defense.

12. Source and Amount of Funds

The Offer is not conditioned on the procurement of any financing. The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $695 million. The Purchaser intends to obtain such funds by means of a capital contribution from Quest Diagnostics, and Quest Diagnostics intends to obtain such funds from its cash on hand and under the Revolving Facility and the Credit and Security Agreement (each as defined below), the proceeds of which may be used for general corporate purposes.

On May 31, 2007, Quest Diagnostics and certain subsidiaries of Quest Diagnostics entered into a Credit Agreement (the “Revolving Facility”) with various lenders. The Revolving Facility is filed as Exhibit 10.1 to Quest Diagnostics’ current report on Form 8-K, filed with the SEC on June 6, 2007 and is incorporated herein by reference. On June 11, 2008, Quest Diagnostics and a wholly-owned subsidiary entered into the Fourth

Amended and Restated Credit and Security Agreement, as amended on December 12, 2008, December 11, 2009 and December 10, 2010 (the “Credit and Security Agreement”) with various lenders. The Credit and Security Agreement is filed as Exhibit 10.3 to Quest Diagnostics’ quarterly report on Form 10-Q for the quarter ended June 30, 2008, Amendment No. 1 is filed as Exhibit 10.4 to Quest Diagnostics’ 2008 annual report on Form 10-K, Amendment No. 2 is filed as Exhibit 10.3 to Quest Diagnostics’ 2009 annual report on Form 10-K and Amendment No. 3 is filed as Exhibit 10.4 to Quest Diagnostics’ 2010 annual report on Form 10-K, each of which is incorporated herein by reference.

The Purchaser believes that the financial condition of the Purchaser and Quest Diagnostics is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Purchaser, through its parent company, Quest Diagnostics, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger, (c) the Offer is not subject to any financing condition and (d) if the Purchaser consummates the Offer, Quest Diagnostics will acquire any remaining Shares for the same cash price in the Merger.

13. Dividends and Distributions

The Merger Agreement provides that, without the prior written consent of Quest Diagnostics or as may required by law, Celera will not, and will not permit any of its subsidiaries to, prior to the Effective Time, directly or indirectly, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock, other than dividends paid by a wholly-owned subsidiary of Celera to Celera or another wholly-owned subsidiary of Celera. See Section 11(b)—“The Merger Agreement—Conduct of Celera’s Operations.”

14. Conditions of the Offer

Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or, subject to applicable rules and regulations of the SEC, pay for any validly tendered Shares, if:

(a)	the Minimum Condition has not been satisfied at the expiration date of the Offer;

(b)	the Antitrust Condition has not been satisfied at or prior to the expiration date of the Offer;

(c)	any of the following conditions has occurred and is continuing at the expiration of the Offer:

(i)

there is instituted or pending any claim, action, suit, proceeding or investigation (each, an “Action”) by or before any U.S. governmental entity or a non-U.S. governmental entity of competent jurisdiction against Quest Diagnostics, the Purchaser, Celera or any subsidiary of Celera:

•

challenging the acquisition by Quest Diagnostics or the Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger;

•

seeking to prohibit or impose limitations on the ability of Quest Diagnostics or the Purchaser, or otherwise to render Quest Diagnostics or the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger;

•

seeking to prohibit or impose any limitations on the ability of Quest Diagnostics or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of Celera; or

•	which could otherwise have a Celera Material Adverse Effect (as defined below);

(ii)

there is any law, statute, code, ordinance, rule, regulation, requirement, regulatory interpretation, order, writ, judgment, decision, injunction, decree, stipulation, determination, ruling, subpoena, verdict, award, settlement agreement or similar agreement, arbitration award or finding by or with any U.S. governmental entity or non-U.S. governmental entity enacted, entered, enforced, promulgated or which is deemed applicable to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action is taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is, in the reasonable judgment of Quest Diagnostics and the Purchaser likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in paragraph (i) above or has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement;

(iii)

the representations and warranties of Celera set forth in the Merger Agreement as to capitalization fail to be true and correct, other than in any insignificant respect, as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be so true and correct as of such date or time);

(iv)

the representation and warranty of Celera set forth in the Merger Agreement as to there having been no Celera Material Adverse Effect fails to be true and correct as of the expiration date of the Offer with the same force and effect as if made on and as of such date;

(v)

all other representations and warranties of Celera set forth in the Merger Agreement (without giving effect to any references to Celera Material Adverse Effect (as defined below) or materiality qualifications) fail to be true and correct in any respect as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except where the failure of such representations and warranties of Celera to be so true and correct would not have a Celera Material Adverse Effect (as defined below);

(vi)

Celera breached or failed to perform or comply in any material respect, with any other agreement or covenant to be performed or complied with by it under the Merger Agreement, and such breach or failure has not been cured;

(vii)	since March 17, 2011, a Celera Material Adverse Effect (as defined below) has occurred;

(viii)

the Purchaser has not received a certificate of Celera, executed by the Chief Executive Officer and the Chief Financial Officer of Celera, dated as of the expiration date of the Offer, to the effect that the conditions set forth in paragraphs (iii), (iv), (v), (vi) and (vii) above have not occurred; or

(ix)	the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Quest Diagnostics and the Purchaser and may be asserted by Quest Diagnostics or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Quest Diagnostics or the Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement. The Merger Agreement provides that the failure by Quest Diagnostics or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

As defined in the Merger Agreement, a “Celera Material Adverse Effect” means any event, circumstance, development, condition, effect, change or occurrence that, individually or in the aggregate with any other events, circumstances, developments, conditions, effects, changes or occurrences, (a) has or is reasonably likely to have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of Celera and any subsidiary of Celera taken as a whole; provided that in no event will any of the following events, circumstances, developments, conditions, effects, changes, or occurrences alone or in combination (or the effects or consequences thereof) constitute a “Celera Material Adverse Effect” or be considered in determining whether a “Celera Material Adverse Effect” has occurred or is reasonably likely to occur: (i) any change in the market price or trading volume of the Celera Common Stock (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Celera Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)(ii)-(a)(vii) of this definition); (ii) the execution, delivery or public announcement of the Merger Agreement or the taking of any actions pursuant to the Merger Agreement or otherwise with the express written consent of Quest Diagnostics, including the impact thereof on the relationships of Celera or its subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom Celera or any of its subsidiaries has any relationship (provided, however, that this clause (a)(ii) is not applicable with respect to a breach by Celera or its subsidiaries of the representations and warranties related to Celera’s required filings and consents, Celera’s benefit plans, employees and employment practices, Celera’s material contracts, Celera’s intellectual property and Celera’s real estate to the extent such representations and warranties specifically relate to contracts or arrangements with third parties); (iii) any failure by Celera to meet any projections or forecasts for any period, including any updates or revisions thereto (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Celera Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)(i), (a)(ii) and (a)(iv)-(a)(vii) of this definition); (iv) any change generally affecting the economy, financial or securities markets or political, economic or regulatory conditions in the United States or any other geographic region in which Celera and its subsidiaries conduct business; (v) acts of war, armed hostilities, or terrorism, or the escalation or worsening of any war, armed hostilities or terrorism underway as of March 17, 2011; (vi) changes in law or GAAP (or in any interpretation thereof); or (vii) changes in the industries in which Celera and its subsidiaries operate; except, with respect to clauses (a)(iv)-(a)(vii), to the extent Celera and its subsidiaries, taken as a whole, are materially and disproportionately affected thereby (relative to other participants in the industries in which Celera and its subsidiaries operate) or (b) prevents or materially delays consummation of the Offer or the Merger or performance by Celera and its subsidiaries of any of their obligations under the Merger Agreement.

15. Legal Matters; Required Regulatory Approvals

General. Except as set forth in this Offer to Purchase, neither Quest Diagnostics nor the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of Celera and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser’s acquisition of Shares in the Offer, or of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares pursuant to the Offer. Should any such approval or other action be required, Quest Diagnostics and the Purchaser expect to seek such approval or action, except as described under Section 15—“State Takeover Laws.” There can be no assurance that any such approval or other action, if required, would be obtained or would be obtained without substantial conditions, or that adverse consequences to Celera’s business might not result. The Merger Agreement provides that neither Quest Diagnostics nor the Purchaser is required to divest, accept any operational restrictions or take any action that in the reasonable judgment of Quest Diagnostics or the Purchaser could be expected to limit their right to own or operate their business. In addition, neither Celera nor any of its affiliates will, without the prior written consent of Quest Diagnostics, discuss or commit to any divestiture transaction or alter their business, product lines or commercial practices.

State Takeover Laws. A number of states (including Delaware, where Celera is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, Celera is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (a) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (b) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (c) following the transaction in which such person became an interested stockholder, the business combination is (i) approved by the board of directors of the corporation and (ii) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. In the event that it is asserted that one or more takeover statutes apply to Celera, Quest Diagnostics, the Purchaser, the Offer or the Merger, or any other transaction contemplated by the Merger Agreement, each of Quest Diagnostics, the Purchaser, Celera and their respective boards of directors will take all reasonable action necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated in the Merger Agreement or will otherwise act to eliminate or minimize the effect of such statute or regulation on the Merger Agreement or the transactions contemplated thereby. If it is determined that such statute or statutes apply to the Offer, the Merger, or the Merger Agreement, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14—“Conditions of the Offer.”

U.S. Antitrust Compliance. Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares by the Purchaser pursuant to the Offer is subject to such requirements. Quest Diagnostics and Celera will file today a Premerger Notification and Report Form in connection with the Offer with the Antitrust Division and the FTC. The required waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on April 12, 2011, unless earlier terminated by the FTC and the Antitrust Division or unless the FTC or the Antitrust Division issues a Request for Additional Information and Documentary Materials (a “Second Request”) prior to that time. If within the fifteen (15) calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer would be extended until ten (10) calendar days following the date of substantial compliance by Quest Diagnostics with that request, unless the FTC or the Antitrust Division terminates the additional waiting period earlier. After the expiration of the ten (10) calendar day waiting period, the waiting period may be extended only by court order or Quest Diagnostics’s and Celera’s agreement not to close. In practice, complying with a Second Request can take a significant period of time. Although Celera is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with a Second Request, failure by Celera to substantially comply with an applicable Second Request will not extend the waiting period with respect to the Offer.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser’s acquisition of Shares pursuant to the Offer. The Antitrust Division or the FTC may take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Quest Diagnostics or its subsidiaries, or of Celera or its subsidiaries. Private parties who may be adversely affected by the Offer and the Merger and individual states may also bring legal actions under the antitrust laws in certain circumstances. Although the parties believe that consummation of the Offer and the Merger would not violate any antitrust law, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Purchaser may not be obligated to consummate the Offer and the Merger. See Section 14—“Conditions of the Offer.”

Other. It may be necessary to make additional filings relating to the Purchaser’s acquisition of Shares pursuant to the Offer and the Merger with governmental entities in other foreign jurisdictions, however, no other filings are a condition to the Offer. The parties are reviewing whether any such filings are required in connection with the Offer and the Merger and intend to make any such filings promptly to the extent required. Although the parties believe that consummation of the Offer and the Merger would not violate any antitrust law, there can be no assurance that governmental entities will not challenge the Offer and the Merger on competition or other grounds, or if such challenge is made, what the results thereof will be.

16. Fees and Expenses

Morgan Stanley & Co. Incorporated is acting as Dealer Manager in connection with the Offer. Quest Diagnostics has agreed to reimburse the Dealer Manager for certain out-of-pocket expenses. Quest Diagnostics has also agreed to indemnify the Dealer Manager and related parties against certain liabilities in connection with the Offer. In the ordinary course of business, the Dealer Manager and its successors and affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

Quest Diagnostics has retained D.F. King & Co., Inc., as Information Agent in connection with the Offer. The Information Agent may contact the stockholders of Celera by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. Quest Diagnostics will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for certain out-of-pocket expenses. Quest Diagnostics has agreed to indemnify the Information Agent and related parties against certain liabilities and expenses in connection with the Offer. In addition, Quest Diagnostics has retained Computershare Trust Company, N.A., as Depositary in connection with the Offer. Quest Diagnostics will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for certain out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection with the Offer.

Except as set forth above, neither Quest Diagnostics nor the Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Quest Diagnostics will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. Miscellaneous

Neither Quest Diagnostics nor the Purchaser is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Quest Diagnostics or the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Quest Diagnostics and the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Quest Diagnostics and the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will the Purchaser accept tenders from or on behalf of, stockholders of Celera in that state. Quest Diagnostics and the Purchaser have filed with the SEC the Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Celera has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the Celera Board with respect to the Offer and the reasons for the recommendation of the Celera Board and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—“Certain Information Concerning Celera” and Section 9—“Certain Information Concerning Quest Diagnostics and the Purchaser.”

Neither Quest Diagnostics nor the Purchaser has authorized any person to give any information or to make any representation on behalf of Quest Diagnostics or the Purchaser not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Quest Diagnostics, the Purchaser, Celera or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SPARK ACQUISITION CORPORATION

March 28, 2011

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF
QUEST DIAGNOSTICS INCORPORATED AND SPARK ACQUISITION CORPORATION

QUEST DIAGNOSTICS INCORPORATED

The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years of each of the members of the board of directors and each executive officer of Quest Diagnostics Incorporated (“Quest Diagnostics”). Each person identified below is a citizen of the United States of America. Unless otherwise noted, the current business address of each person identified below is 3 Giralda Farms Madison, New Jersey 07940, and the current business phone number of each of these individuals is (973) 520- 2700.

Name and Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five Years
John C. Baldwin, M.D. Texas Tech University Health Sciences Center 3601 4th Street, Stop 6258 Lubbock, TX 79430-6258	Director	Senior Advisor for Health Affairs and tenured professor, Texas Tech University System.	President, Texas Tech University Health Sciences Center (2007–2009); President and Chief Executive Officer, CBR Institute for Biomedical Research (2005–2007); Director, Massey Energy (2004–2006).
Jenne K. Britell, Ph.D. Brock Capital Group LLC 622 Third Avenue 12th Floor New York, NY 10017	Director	Senior Managing Director, Brock Capital Group LLC.

Non-Executive Chair, United Rentals, Inc. (2008–present); Director, United Rentals, Inc. (2006–2008); Director, Crown Holdings, Inc. (2000–present); Chairman and Chief Executive Officer, Structured Ventures, Inc. (2001–2009); Director, Lincoln National Corporation (2001–2006); Director, West Pharmaceuticals Corporation (2005–2008); Director, Aames Investment Corporation (2001–2006).

William F. Buehler	Director	Retired.	Director, A.O. Smith Corporation (1998–present).

Name and Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five Years
Jon Cohen, M.D.	Senior Vice President and Chief Medical Officer	Senior Vice President and Chief Medical Officer, Quest Diagnostics.

Senior Advisor to New York Governor David A. Paterson (2008–2009); Managing Director, Health Industries Services, Pricewaterhouse Coopers LLP (2007–2008); Chief Medical Officer, North Shore-Long Island Jewish Health System (2000–2006).

Robert A. Hagemann	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer, Quest Diagnostics.	Director, Zimmer Holdings, Inc. (2008–present).
Rosanne Haggerty Common Ground Community H.D.F.C. Inc. 14 East 28th Street, PH New York, NY 10016	Director	Founder and President, Common Ground Community.	Same as present employment.
Joan E. Miller, Ph.D.	Senior Vice President, Hospital and Pathology Services	Senior Vice President, Hospital and Pathology Services, Quest Diagnostics.	Vice President, Hospital Business, Quest Diagnostics (2003–2007).
Gary M. Pfeiffer	Director	Retired.

Non-Executive Chair, The Talbots, Inc. (2009–present); Director, The Talbots, Inc. (2004–2009); Director, InterNAP Network Services Corporation (2007–present); Secretary of Finance, State of Delaware (January–June, 2009); Senior Vice President and Chief Financial Officer, E.I. du Pont de Nemours and Company (1997–2006).

Name and Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five Years
Michael E. Prevoznik	Senior Vice President and General Counsel	Senior Vice President and General Counsel, Quest Diagnostics.	Same as present employment.
Surya N. Mohapatra, Ph.D.	Chairman, President and Chief Executive Officer	Chairman, President and Chief Executive Officer, Quest Diagnostics.	Director, ITT Corporation (2008–present); Director, Vasogen, Inc. (2002–2006).
Wayne R. Simmons	Vice President, Operations	Vice President, Operations, Quest Diagnostics.	Vice President, Central Region, Quest Diagnostics (2004–2007).
Daniel C. Stanzione, Ph.D.	Director	Independent consultant.	Non-Executive Chair, InterNAP Network Services Corporation (2009–present); Director, InterNAP Network Services Corporation (2004–2009); Director, Avaya, Inc. (2000–2007).
Gail R. Wilensky, Ph.D. Project HOPE 7500 Old Georgetown Road, Suite 600 Bethesda, MD 20814	Director	Senior Fellow, Project HOPE.

Director, Cephalon, Inc. (2002–present); Director, SRA International, Inc. (2005–present); Director, UnitedHealth Group Incorporated (1993–present); President, Defense Health Board (2008–2009); Director, Manor Care Inc. (1998–2007); Director, Gentiva Health Services, Inc. (2000–2009).

John B. Ziegler	Director	Retired.	President, Worldwide Consumer Healthcare, GlaxoSmithKline plc (1998–2006).

SPARK ACQUISITION CORPORATION

The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years of each member of the board of directors and each executive officer of Spark Acquisition Corporation. Each person identified below is a citizen of the United States of America. The current business address of each person identified below is 3 Giralda Farms Madison, New Jersey 07940, and the current business phone number of each of these individuals is (973) 520-2700.

Name and Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five Years
Robert A. Hagemann	Director and President	Senior Vice President and Chief Financial Officer, Quest Diagnostics.	Director, Zimmer Holdings, Inc. (2008–present).
Michael E. Prevoznik	Director, Vice President and Secretary	Senior Vice President and General Counsel, Quest Diagnostics.	Same as present employment.

The Letter of Transmittal, Certificates and any other required documents should be sent or delivered by each stockholder of Celera or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	By Courier: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street, Suite V Canton, MA 02021

You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at Quest Diagnostics’s expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, New York 10005
Banks and Brokers Call:
212-269-5550
All Others Call Toll-Free:
1-800-347-4750
Email: tender@dfking.com

The Dealer Manager for the Offer is:

1585 Broadway
New York, New York 10036
Call Toll-Free: 1-855-483-0952